EXHIBIT 99.5

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Martin Marietta Materials, Inc.

In our opinion, the accompanying consolidated balance sheet as of December 31, 2016 and the related consolidated roads of earnings, comprehensive earnings, total equity, and cash flows for the year then ended present fairly, in all material respects, the financial position of Martin Marietta Materials, Inc. and its subsidiaries at December 31, 2016, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.  In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) as of and for the year ended December 31, 2016 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting.  Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audit.  We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in the Management’s Report on Internal Control over Financial Reporting, management has excluded Ratliff Ready-Mix, L.P. from its assessment of internal control over financial reporting as of December 31, 2016 because it was acquired by the Company in a purchase business combination during 2016.  We have also excluded Ratliff Ready-Mix, L.P. from our audit of internal control over financial reporting.  Ratliff Ready-Mix L.P.is a wholly-owned subsidiary whose total assets and net sales each represent approximately 1% of the related consolidated financial statement amounts as of and for the year ended December 31, 2016.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

February 24, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the segment change discussed in Note O and the recently adopted accounting principles discussed in Note A, as to which the date is May 12, 2017

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

Martin Marietta Materials, Inc.

We have audited the accompanying consolidated balance sheets of Martin Marietta Materials, Inc. as of December 31, 2015 and the related consolidated statements of earnings, comprehensive earnings, total equity and cash flows for each of the two years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2) for the years ended December 31, 2015 and 2014.  These financial statements and schedule are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Martin Marietta Materials, Inc. at December 31, 2015 and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Raleigh, North Carolina

February 24, 2017

Except for the recently adopted accounting pronouncements discussed in Note A and the effects of the segment change discussed in Note O, as to which the date is

May 12, 2017

Consolidated Statements of Earnings for years ended December 31

(add 000, except per share)	2016	2015	2014
Net Sales	$3,576,767	$3,268,116	$2,679,095
Freight and delivery revenues	241,982	271,454	278,856
Total revenues	3,818,749	3,539,570	2,957,951
Cost of sales	2,665,029	2,541,196	2,159,471
Freight and delivery costs	241,982	271,454	278,856
Total cost of revenues	2,907,011	2,812,650	2,438,327
Gross Profit	911,738	726,920	519,624
Selling, general and administrative expenses	241,606	210,754	168,102
Acquisition-related expenses, net	909	6,346	29,239
Other operating (income) and expenses, net	(8,043)	15,653	(4,649)
Earnings from Operations	677,266	494,167	326,932
Interest expense	81,677	76,287	66,057
Other nonoperating (income) and expenses, net	(11,439)	4,079	11,697
Earnings from continuing operations before taxes on income	607,028	413,801	249,178
Taxes on income	181,584	124,863	94,847
Earnings from Continuing Operations	425,444	288,938	154,331
Loss on discontinued operations, net of related tax benefit of $0, $0 and $40, respectively	—	—	(37)
Consolidated net earnings	425,444	288,938	154,294
Less: Net earnings (loss) attributable to noncontrolling interests	58	146	(1,307)
Net Earnings Attributable to Martin Marietta	$425,386	$288,792	$155,601

Net Earnings (Loss) Attributable to Martin Marietta
Earnings from continuing operations	$425,386	$288,792	$155,638
Discontinued operations	—	—	(37)
	$425,386	$288,792	$155,601
Net Earnings Attributable to Martin Marietta Per Common Share (see Note A)
Basic from continuing operations attributable to common shareholders	$6.66	$4.31	$2.73
Discontinued operations attributable to common shareholders	—	—	—
	$6.66	$4.31	$2.73
Diluted from continuing operations attributable to common shareholders	$6.63	$4.29	$2.71
Discontinued operations attributable to common shareholders	—	—	—
	$6.63	$4.29	$2.71
Weighted-Average Common Shares Outstanding
Basic	63,610	66,770	56,854
Diluted	63,861	67,020	57,088

The notes to the financial statements are an integral part of these financial statements.

Consolidated Statements of Comprehensive Earnings for years ended December 31

(add 000)	2016	2015	2014
Consolidated Net Earnings	$425,444	$288,938	$154,294
Other comprehensive earnings (loss), net of tax:
Defined benefit pension and postretirement plans:
Net loss arising during period, net of tax of $(19,734), $(4,530) and $(39,752), respectively	(31,620)	(7,101)	(62,767)
Amortization of prior service credit, net of tax of $(617), $(731) and $(1,108), respectively	(992)	(1,149)	(1,702)
Amortization of actuarial loss, net of tax of $4,437, $6,551 and $1,490, respectively	7,138	10,299	2,289
Amount recognized in net periodic pension cost due to settlement, net of tax of $44	71	—	—
Amount recognized in net periodic pension cost due to special plan termination benefits, net of tax of $293 and $811, respectively	471	1,274	—
	(24,932)	3,323	(62,180)
Foreign currency translation loss	(898)	(3,542)	(624)
Amortization of terminated value of forward starting interest rate swap agreements into interest expense, net of tax of $541, $509 and $470, respectively	826	771	718
	(25,004)	552	(62,086)
Consolidated comprehensive earnings	400,440	289,490	92,208
Less: Comprehensive earnings (loss) attributable to noncontrolling interests	119	161	(1,348)
Comprehensive Earnings Attributable to Martin Marietta	$400,321	$289,329	$93,556

The notes to the financial statements are an integral part of these financial statements.

Consolidated Balance Sheets at December 31

Assets (add 000)	2016	2015
Current Assets:
Cash and cash equivalents	$50,038	$168,409
Accounts receivable, net	457,910	410,921
Inventories, net	521,624	469,141
Other current assets	56,813	33,164
Total Current Assets	1,086,385	1,081,635
Property, plant and equipment, net	3,423,395	3,156,000
Goodwill	2,159,337	2,068,235
Operating permits, net	442,202	444,725
Other intangibles, net	69,110	65,827
Other noncurrent assets	120,476	141,189
Total Assets	7,300,905	6,957,611

Liabilities and Equity (add 000, except parenthetical share data)
Current Liabilities:
Bank overdraft	$—	$10,235
Accounts payable	178,598	164,718
Accrued salaries, benefits and payroll taxes	47,428	30,939
Pension and postretirement benefits	9,293	8,168
Accrued insurance and other taxes	60,093	62,781
Current maturities of long-term debt	180,036	18,713
Other current liabilities	71,140	71,104
Total Current Liabilities	546,588	366,658
Long-term debt	1,506,153	1,550,061
Pension, postretirement and postemployment benefits	248,086	224,538
Deferred income taxes, net	663,019	583,459
Other noncurrent liabilities	194,469	172,718
Total Liabilities	3,158,315	2,897,434
Equity:
Common stock ($0.01 par value; 100,000,000 shares authorized; 63,176,000 and 64,479,000 shares outstanding at December 31, 2016 and 2015, respectively)	630	643
Preferred stock ($0.01 par value; 10,000,000 shares authorized; no shares outstanding)	—	—
Additional paid-in capital	3,334,461	3,287,827
Accumulated other comprehensive loss	(130,687)	(105,622)
Retained earnings	935,574	874,436
Total Shareholders’ Equity	4,139,978	4,057,284
Noncontrolling interests	2,612	2,893
Total Equity	4,142,590	4,060,177
Total Liabilities and Equity	$7,300,905	$6,957,611

The notes to the financial statements are an integral part of these financial statements.

Consolidated Statements of Cash Flows for years ended December 31

(add 000)	2016	2015	2014
Cash Flows from Operating Activities:
Consolidated net earnings	$425,444	$288,938	$154,294
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	285,253	263,587	222,746
Stock-based compensation expense	20,481	13,589	8,993
Loss (gain) on divestitures and sales of assets	410	14,093	(52,297)
Deferred income taxes	67,050	85,225	50,292
Other items, net	(17,730)	(5,972)	4,795
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(25,072)	12,309	(16,650)
Inventories, net	(47,381)	(21,525)	(12,020)
Accounts payable	(8,116)	(40,053)	5,303
Other assets and liabilities, net	(11,106)	(29,591)	20,419
Net Cash Provided by Operating Activities	689,233	580,600	385,875
Cash Flows from Investing Activities:
Additions to property, plant and equipment	(387,267)	(318,232)	(232,183)
Acquisitions, net	(178,768)	(43,215)	(189)
Cash received in acquisition	4,246	63	59,887
Proceeds from divestitures and sales of assets	6,476	448,122	121,985
Payment of railcar construction advances	(82,910)	(25,234)	(14,513)
Reimbursement of railcar construction advances	82,910	25,234	14,513
Repayments from affiliate	—	1,808	1,175
Net Cash (Used for) Provided by Investing Activities	(555,313)	88,546	(49,325)
Cash Flows from Financing Activities:
Borrowings of long-term debt	560,000	230,000	868,762
Repayments of long-term debt	(449,306)	(244,704)	(1,057,289)
Debt issuance costs	(2,300)	—	(2,782)
Change in bank overdraft	(10,235)	10,052	(2,373)
Payments on capital lease obligations	(3,364)	(6,616)	(3,075)
Dividends paid	(105,036)	(107,462)	(91,304)
Distributions to owners of noncontrolling interests	(400)	(325)	(800)
Contributions by noncontrolling interest to joint venture	44	—	—
Repurchase of common stock	(259,228)	(519,962)	—
Purchase of remaining interest in existing subsidiaries	—	—	(19,480)
Proceeds from exercise of stock options	27,257	37,230	42,090
Shares withheld for employees' income tax obligations	(9,723)	(7,601)	(4,085)
Net Cash Used for Financing Activities	(252,291)	(609,388)	(270,336)
Net (Decrease) Increase in Cash and Cash Equivalents	(118,371)	59,758	66,214
Cash and Cash Equivalents, beginning of year	168,409	108,651	42,437
Cash and Cash Equivalents, end of year	$50,038	$168,409	$108,651

The notes to the financial statements are an integral part of these financial statements.

Consolidated Statements of Total Equity

(add 000, except per share data)	Shares of Common Stock	Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive (Loss) Earnings	Retained Earnings	Total Shareholders' Equity	Noncontrolling Interests	Total Equity
Balance at December 31, 2013	46,261	$461	$432,792	$(44,114)	$1,148,738	$1,537,877	$37,042	$1,574,919
Consolidated net earnings (loss)	—	—	—	—	155,601	155,601	(1,307)	154,294
Other comprehensive loss	—	—	—	(62,045)	—	(62,045)	(41)	(62,086)
Dividends declared ($1.60 per common share)	—	—	—	—	(91,304)	(91,304)	—	(91,304)
Issuances of common stock, stock options and stock appreciation rights for TXI acquisition	20,309	203	2,751,670	—	—	2,751,873	—	2,751,873
Issuances of common stock for stock award plans	723	7	41,765	—	—	41,772	—	41,772
Stock-based compensation expense	—	—	8,993	—	—	8,993	—	8,993
Distributions to owners of noncontrolling interests	—	—	—	—	—	—	(800)	(800)
Purchase of subsidiary shares from noncontrolling interest	—	—	8,399	—	—	8,399	(33,312)	(24,913)
Balance at December 31, 2014	67,293	671	3,243,619	(106,159)	1,213,035	4,351,166	1,582	4,352,748
Consolidated net earnings	—	—	—	—	288,792	288,792	146	288,938
Other comprehensive earnings	—	—	—	537	—	537	15	552
Dividends declared ($1.60 per common share)	—	—	—	—	(107,462)	(107,462)	—	(107,462)
Issuances of common stock for stock award plans	471	5	30,619	—	—	30,624	—	30,624
Repurchases of common stock	(3,285)	(33)	—	—	(519,929)	(519,962)	—	(519,962)
Stock-based compensation expense	—	—	13,589	—	—	13,589	—	13,589
Noncontrolling interest acquired from business combination	—	—	—	—	—	—	1,475	1,475
Distributions to owners of noncontrolling interests	—	—	—	—	—	—	(325)	(325)
Balance at December 31, 2015	64,479	643	3,287,827	(105,622)	874,436	4,057,284	2,893	4,060,177
Consolidated net earnings	—	—	—	—	425,386	425,386	58	425,444
Other comprehensive (loss) earnings	—	—	—	(25,065)	—	(25,065)	61	(25,004)
Dividends declared ($1.64 per common share)	—	—	—	—	(105,036)	(105,036)	—	(105,036)
Issuances of common stock for stock award plans	285	3	26,109	—	—	26,112	—	26,112
Repurchases of common stock	(1,588)	(16)	—	—	(259,212)	(259,228)	—	(259,228)
Stock-based compensation expense	—	—	20,481	—	—	20,481	—	20,481
Distributions to owners of noncontrolling interests	—	—	—	—	—	—	(400)	(400)
Contribution from owners of noncontrolling interest	—	—	44	—	—	44	—	44
Balance at December 31, 2016	63,176	$630	$3,334,461	$(130,687)	$935,574	$4,139,978	$2,612	$4,142,590

The notes to the financial statements are an integral part of these financial statements.

Notes to Financial Statements

Note A: Accounting Policies

Organization. Martin Marietta Materials, Inc., (the “Corporation” or “Martin Marietta”) is engaged principally in the building materials business, providing products used for the construction of infrastructure, nonresidential and residential building projects, including aggregates, cement (Portland and specialty cement), ready mixed concrete and asphalt.  These products, are sold and shipped from a network of more than 275 aggregates quarries and yards, two cement plants, five cement distribution facilities and more than 150 ready mixed concrete and asphalt plants to customers in 29 states, Canada, the Bahamas and the Caribbean Islands. The aggregates product line includes crushed stone, sand and gravel and is also used for railroad ballast, and in agricultural, utility and environmental applications. The aggregates, cement, ready mixed concrete and asphalt and paving product lines are reported collectively as the “Building Materials business”. As of December 31, 2016, the Building Materials business contains the following reportable segments: Mid-America Group, Southeast Group and West Group. The Mid-America Group operates in Indiana, Iowa, northern Kansas, Kentucky, Maryland, Minnesota, Missouri, eastern Nebraska, North Carolina, Ohio, South Carolina, Virginia, Washington and West Virginia. The Southeast Group has operations in Alabama, Florida, Georgia, Tennessee, Nova Scotia and the Bahamas. The West Group operates in Arkansas, Colorado, southern Kansas, Louisiana, western Nebraska, Nevada, Oklahoma, Texas, Utah and Wyoming. The following states accounted for 75% of the Building Materials business’ 2016 net sales: Texas, Colorado, North Carolina, Iowa and Georgia.

The Magnesia Specialties segment, with production facilities in Ohio and Michigan, produces magnesia-based chemicals products used in industrial, agricultural and environmental applications, and dolomitic lime sold primarily to customers in the steel industry.

Use of Estimates. The preparation of the Corporation’s consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities and reported amounts of revenues and expenses. Such estimates include the valuation of accounts receivable, inventories, goodwill, intangible assets and other long-lived assets and assumptions used in the calculation of taxes on income, retirement and other postemployment benefits, and the allocation of the purchase price to the fair values of assets acquired and liabilities assumed as part of business combinations.  These estimates and assumptions are based on management’s judgment. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and adjusts such estimates and assumptions when facts and circumstances dictate. Changes in credit, equity and energy markets and changes in construction activity increase the uncertainty inherent in certain estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from estimates. Changes in estimates, including those resulting from continuing changes in the economic environment, are reflected in the consolidated financial statements for the period in which the change in estimate occurs.

Basis of Consolidation. The consolidated financial statements include the accounts of the Corporation and its wholly-owned and majority-owned subsidiaries. Partially-owned affiliates are either consolidated or accounted for at cost or as equity investments, depending on the level of ownership interest or the Corporation’s ability to exercise control over the affiliates’ operations. Intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition. Total revenues include sales of materials and services provided to customers, net of discounts or allowances, if any, and include freight and delivery costs billed to customers. Revenues for product sales are recognized when risks associated with ownership have passed to unaffiliated customers. Typically, this occurs when finished products are shipped. Revenues derived from the paving business are recognized using the percentage-of-completion method under the revenue-cost approach. Under the revenue-cost approach, recognized contract revenue equals the total estimated contract revenue multiplied by the percentage of completion. Recognized costs equal the total

NOTES TO FINANCIAL STATEMENTS (continued)

estimated contract cost multiplied by the percentage of completion. The percentage of completion is determined by costs incurred to date as a percentage of total costs estimated for the project.

Freight and Delivery Costs. Freight and delivery costs represent pass-through transportation costs incurred and paid by the Corporation to third-party carriers to deliver products to customers. These costs are then billed to the customers.

Cash and Cash Equivalents. Cash equivalents are comprised of highly-liquid instruments with original maturities of three months or less from the date of purchase. The Corporation manages its cash and cash equivalents to ensure short-term operating cash needs are met and excess funds are managed efficiently. The Corporation subsidizes shortages in operating cash through credit facilities. The Corporation utilizes excess cash to either pay down credit facility borrowings or invest in money market funds, money market demand deposit accounts or Eurodollar time deposit accounts. Money market demand deposits and Eurodollar time deposit accounts are exposed to bank solvency risk. Money market demand deposit accounts are FDIC insured up to $250,000. The Corporation’s deposits in bank funds generally exceed the $250,000 FDIC insurance limit. The Corporation’s cash management policy prohibits cash and cash equivalents over $100,000,000 to be maintained at any one bank.

Customer Receivables. Customer receivables are stated at cost. The Corporation does not typically charge interest on customer accounts receivables. The Corporation records an allowance for doubtful accounts, which includes a provision for probable losses based on historical write offs and a specific reserve for accounts greater than $50,000 deemed at risk. The Corporation writes off customer receivables as bad debt expense when it becomes apparent based upon customer facts and circumstances that such amounts will not be collected.

Inventories Valuation. Inventories are stated at the lower of cost or net realizable value. Costs for finished products and in process inventories are determined by the first-in, first-out method. The Corporation records an allowance for finished product inventories in excess of sales for a twelve-month period, as measured by historical sales. The Corporation also establishes an allowance for expendable parts over five years old and supplies over one year old.

Post-production stripping costs, which represent costs of removing overburden and waste materials to access mineral deposits, are a component of inventory production costs and recognized in cost of sales in the same period as the revenue from the sale of the inventory.

Properties and Depreciation. Property, plant and equipment are stated at cost.

The estimated service lives for property, plant and equipment are as follows:

Class of Assets	Range of Service Lives
Buildings	5 to 20 years
Machinery & Equipment	2 to 20 years
Land Improvements	5 to 15 years

The Corporation begins capitalizing quarry development costs at a point when reserves are determined to be proven or probable, economically mineable and when demand supports investment in the market. Capitalization of these costs ceases when production commences. Capitalized quarry development costs are classified as land improvements.

The Corporation reviews relevant facts and circumstances to determine whether to capitalize or expense pre-production stripping costs when additional pits are developed at an existing quarry. If the additional pit operates in a separate and distinct area of the quarry, these costs are capitalized as quarry development costs and depreciated over the life of the uncovered reserves. Additionally, a separate asset retirement obligation is created for additional pits

NOTES TO FINANCIAL STATEMENTS (continued)

when the liability is incurred. Once a pit enters the production phase, all post-production stripping costs are charged to inventory production costs as incurred.

Mineral reserves and mineral interests acquired in connection with a business combination are valued using an income approach over the life of the reserves.

Depreciation is computed over estimated service lives, principally by the straight-line method. Depletion of mineral reserves is calculated over proven and probable reserves by the units-of-production method on a quarry-by-quarry basis.

Property, plant and equipment are reviewed for impairment whenever facts and circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if expected future undiscounted cash flows over the estimated remaining service life of the related asset are less than the asset’s carrying value.

Repair and Maintenance Costs. Repair and maintenance costs that do not substantially extend the life of the Corporation’s plant and equipment are expensed as incurred.

Goodwill and Intangible Assets. Goodwill represents the excess purchase price paid for acquired businesses over the estimated fair value of identifiable assets and liabilities. Other intangibles represent amounts assigned principally to contractual agreements and are amortized ratably over periods based on related contractual terms.

The Corporation’s reporting units, which represent the level at which goodwill is tested for impairment, are based on the geographic regions of the Building Materials business.  Goodwill is allocated to each reporting unit based on the location of acquisitions and divestitures at the time of consummation.

The carrying values of goodwill and other indefinite-lived intangible assets are reviewed annually, as of October 1, for impairment. An interim review is performed between annual tests if facts or circumstances indicate potential impairment. The carrying value of other amortizable intangibles is reviewed if facts and circumstances indicate potential impairment.  If a review indicates the carrying value is impaired, a charge is recorded.

Retirement Plans and Postretirement Benefits. The Corporation sponsors defined benefit retirement plans and also provides other postretirement benefits. The Corporation recognizes the funded status, defined as the difference between the fair value of plan assets and the benefit obligation, of its pension plans and other postretirement benefits as an asset or liability on the consolidated balance sheets. Actuarial gains or losses that arise during the year are not recognized as net periodic benefit cost in the same year, but rather are recognized as a component of accumulated other comprehensive earnings or loss. Those amounts are amortized over the participants’ average remaining service period and recognized as a component of net periodic benefit cost.  The amount amortized is determined using a corridor approach and represents the excess over 10% of the greater of the projected benefit obligation or pension plan assets.

Stock-Based Compensation. The Corporation has stock-based compensation plans for employees and its Board of Directors. The Corporation recognizes all forms of stock-based payments to employees, including stock options, as compensation expense. The compensation expense is the fair value of the awards at the measurement date and is recognized over the requisite service period.

The fair value of restricted stock awards, incentive compensation awards and Board of Directors’ fees paid in the form of common stock are based on the closing price of the Corporation’s common stock on the awards’ respective grant dates.  The fair value of performance stock awards based on total shareholder return is determined by a Monte Carlo simulation methodology.

NOTES TO FINANCIAL STATEMENTS (continued)

In 2016, the Corporation did not issue any stock options.  For stock options issued prior to 2016, the Corporation uses the accelerated expense recognition method. The accelerated recognition method requires stock options that vest ratably to be divided into tranches. The expense for each tranche is allocated to its particular vesting period.

The Corporation uses the lattice valuation model to determine the fair value of stock option awards. The lattice valuation model takes into account employees’ exercise patterns based on changes in the Corporation’s stock price and other variables. The period of time for which options are expected to be outstanding, or expected term of the option, is a derived output of the lattice valuation model. The Corporation considers the following factors when estimating the expected term of options: vesting period of the award, expected volatility of the underlying stock, employees’ ages and external data.

Key assumptions used in determining the fair value of the stock options awarded in 2015 and 2014 were:

	2015	2014
Risk-free interest rate	2.20%	2.50%
Dividend yield	1.20%	1.50%
Volatility factor	36.10%	35.30%
Expected term	8.5 years	8.5 years

Based on these assumptions, the weighted-average fair value of each stock option granted was $57.71 and $43.42 for 2015 and 2014, respectively.

The risk-free interest rate reflects the interest rate on zero-coupon U.S. government bonds, available at the time each option was granted, having a remaining life approximately equal to the option’s expected life. The dividend yield represents the dividend rate expected to be paid over the option’s expected life. The Corporation’s volatility factor measures the amount by which its stock price is expected to fluctuate during the expected life of the option and is based on historical stock price changes. Forfeitures are required to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Corporation estimates forfeitures and will ultimately recognize compensation cost only for those stock-based awards that vest.

For restricted stock awards and incentive stock awards granted prior to 2016, the Corporation recognizes income tax benefits resulting from the payment of dividend equivalents on unvested stock-based payments as an increase to additional paid-in capital and includes them in the pool of excess tax benefits.  For awards granted in 2016, dividend equivalents are not paid unless the award vests.

Environmental Matters. The Corporation records a liability for an asset retirement obligation at fair value in the period in which it is incurred. The asset retirement obligation is recorded at the acquisition date of a long-lived tangible asset if the fair value can be reasonably estimated. A corresponding amount is capitalized as part of the asset’s carrying amount. The fair value is affected by management’s assumptions regarding the scope of the work required, inflation rates and quarry closure dates.

Further, the Corporation records an accrual for other environmental remediation liabilities in the period in which it is probable that a liability has been incurred and the appropriate amounts can be estimated reasonably. Such accruals are adjusted as further information develops or circumstances change. These costs are not discounted to their present value or offset for potential insurance or other claims or potential gains from future alternative uses for a site.

Income Taxes. Deferred income taxes, net, on the consolidated balance sheets reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, net of valuation allowances.

Uncertain Tax Positions. The Corporation recognizes a tax benefit when it is more-likely-than-not, based on the technical merits, that a tax position would be sustained upon examination by a taxing authority. The amount to be

NOTES TO FINANCIAL STATEMENTS (continued)

recognized is measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. The Corporation’s unrecognized tax benefits are recorded in other liabilities on the consolidated balance sheets or as an offset to the deferred tax asset for tax carryforwards where available.

The Corporation records interest accrued in relation to unrecognized tax benefits as income tax expense. Penalties, if incurred, are recorded as operating expenses in the consolidated statements of earnings.

Sales Taxes. Sales taxes collected from customers are recorded as liabilities until remitted to taxing authorities and therefore are not reflected in the consolidated statements of earnings.

Research and Development Costs. Research and development costs are charged to operations as incurred.

Start-Up Costs. Noncapital start-up costs for new facilities and products are charged to operations as incurred.

Warranties. The Corporation’s construction contracts contain warranty provisions covering defects in equipment, materials, design or workmanship that generally run from nine months to one year after project completion. Due to the nature of its projects, including contract owner inspections of the work both during construction and prior to acceptance, the Corporation has not experienced material warranty costs for these short-term warranties and therefore does not believe an accrual for these costs is necessary. Certain product lines carry longer warranty periods, for which the Corporation has accrued an estimate of warranty cost based on experience with the type of work and any known risks relative to the project. These costs were not material to the Corporation’s consolidated results of operations for the years ended December 31, 2016, 2015 and 2014.

Consolidated Comprehensive Earnings and Accumulated Other Comprehensive Loss. Consolidated comprehensive earnings for the Corporation consist of consolidated net earnings, adjustments for the funded status of pension and postretirement benefit plans, foreign currency translation adjustments and the amortization of the value of terminated forward starting interest rate swap agreements into interest expense, and are presented in the Corporation’s consolidated statements of comprehensive earnings.

Accumulated other comprehensive loss consists of unrealized gains and losses related to the funded status of the pension and postretirement benefit plans, foreign currency translation and the unamortized value of terminated forward starting interest rate swap agreements, and is presented on the Corporation’s consolidated balance sheets.

NOTES TO FINANCIAL STATEMENTS (continued)

The components of the changes in accumulated other comprehensive loss and related cumulative noncurrent deferred tax assets are as follows:

	Pension and Postretirement Benefit Plans	Foreign Currency	Unamortized Value of Terminated Forward Starting Interest Rate Swap	Total
years ended December 31 (add 000)	2016
Accumulated other comprehensive loss at beginning of period	$(103,380)	$(264)	$(1,978)	$(105,622)
Other comprehensive loss before reclassifications, net of tax	(31,678)	(898)	—	(32,576)
Amounts reclassified from accumulated other comprehensive loss, net of tax	6,685	—	826	7,511
Other comprehensive (loss) earnings, net of tax	(24,993)	(898)	826	(25,065)
Accumulated other comprehensive loss at end of period	$(128,373)	$(1,162)	$(1,152)	$(130,687)

Cumulative noncurrent deferred tax assets at end of period	$82,044	$—	$749	$82,793

	2015
Accumulated other comprehensive (loss) earnings at beginning of period	$(106,688)	$3,278	$(2,749)	$(106,159)
Other comprehensive loss before reclassifications, net of tax	(7,116)	(3,542)	—	(10,658)
Amounts reclassified from accumulated other comprehensive loss, net of tax	10,424	—	771	11,195
Other comprehensive earnings (loss), net of tax	3,308	(3,542)	771	537
Accumulated other comprehensive loss at end of period	$(103,380)	$(264)	$(1,978)	$(105,622)

Cumulative noncurrent deferred tax assets at end of period	$66,467	$—	$1,290	$67,757

	2014
Accumulated other comprehensive (loss) earnings at beginning of period	$(44,549)	$3,902	$(3,467)	$(44,114)
Other comprehensive loss before reclassifications, net of tax	(62,726)	(624)	—	(63,350)
Amounts reclassified from accumulated other comprehensive loss, net of tax	587	—	718	1,305
Other comprehensive (loss) earnings , net of tax	(62,139)	(624)	718	(62,045)
Accumulated other comprehensive (loss) earnings at end of period	$(106,688)	$3,278	$(2,749)	$(106,159)

Cumulative noncurrent deferred tax assets at end of period	$68,568	$—	$1,799	$70,367

NOTES TO FINANCIAL STATEMENTS (continued)

Reclassifications out of accumulated other comprehensive loss are as follows:

years ended December 31 (add 000)	2016	2015	2014	Affected line items in the consolidated statements of earnings
Pension and postretirement benefit plans
Special plan termination benefits	$764	$2,085	$—
Settlement charge	115	—	—
Amortization of:
Prior service credit	(1,609)	(1,880)	(2,810)
Actuarial loss	11,575	16,850	3,779
	10,845	17,055	969	Nonoperating expenses
Tax effect	(4,160)	(6,631)	(382)	Taxes on income
Total	$6,685	$10,424	$587
Unamortized value of terminated forward starting interest rate swap
Additional interest expense	$1,367	$1,280	$1,188	Interest expense
Tax effect	(541)	(509)	(470)	Taxes on income
Total	$826	$771	$718

Earnings Per Common Share. The Corporation computes earnings per share (“EPS”) pursuant to the two-class method. The two-class method determines EPS for each class of common stock and participating securities according to dividends or dividend equivalents and their respective participation rights in undistributed earnings. The Corporation pays nonforfeitable dividend equivalents during the vesting period on its restricted stock awards and incentive stock awards made prior to 2016, which results in these being considered participating securities.

The numerator for basic and diluted earnings per common share is net earnings attributable to Martin Marietta, reduced by dividends and undistributed earnings attributable to the Corporation’s unvested restricted stock awards and incentive stock awards issued prior to 2016. The denominator for basic earnings per common share is the weighted-average number of common shares outstanding during the period. Diluted earnings per common share are computed assuming that the weighted-average number of common shares is increased by the conversion, using the treasury stock method, of awards issued to employees and nonemployee members of the Corporation’s Board of Directors under certain stock-based compensation arrangements if the conversion is dilutive.

NOTES TO FINANCIAL STATEMENTS (continued)

The following table reconciles the numerator and denominator for basic and diluted earnings per common share:

years ended December 31

(add 000)	2016	2015	2014
Net earnings from continuing operations attributable to Martin Marietta	$425,386	$288,792	$155,638
Less: Distributed and undistributed earnings attributable to unvested awards	1,775	1,252	647
Basic and diluted net earnings attributable to common shareholders from continuing operations attributable to Martin Marietta	423,611	287,540	154,991
Basic and diluted net loss attributable to common shareholders from discontinued operations	—	—	(37)
Basic and diluted net earnings attributable to common shareholders attributable to Martin Marietta	$423,611	$287,540	$154,954

Basic weighted-average common shares outstanding	63,610	66,770	56,854
Effect of dilutive employee and director awards	251	250	234
Diluted weighted-average common shares outstanding	63,861	67,020	57,088

New Accounting Pronouncements.  The Financial Accounting Standards Board (“FASB”) issued an accounting standard update (“ASU”), Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), on accounting for stock compensation.  The new standard is effective January 1, 2017 and requires, prospectively, all excess tax benefits and tax deficiencies to be recorded as income tax benefit or expense in the income statement in the period the awards vest or are settled as a discrete item.  Additionally, adoption of this ASU will require that any excess tax benefits be reflected as an operating activity in the statement of cash flows retrospectively.  Further, any shares withheld for personal income taxes will be classified as a financing activity in the statement of cash flows and will be retrospectively applied. While the effects of this change are not material to the overall financial statements, as a result of the Corporation’s adoption of this ASU effective January 1, 2017, for the years ended December 31, 2016, 2015 and 2014, shares withheld for employees’ income tax obligations retrospectively reclassified from operating activities were $3,787,000, $7,449,000 and $1,709,000, respectively.   Additionally, the Corporation reclassified excess tax benefits from stock-based compensation of $6,792,000 and $2,508,000 for the years ended December 31, 2016 and 2014, respectively, from financing activities to operating activities.  There was no excess tax benefit from stock-based compensation for the year ended December 31, 2015.  Although the adoption of the new standard does not have a cumulative effect, it will create volatility in the Corporation’s income tax rate in periods when share-based compensation awards either vest or are exercised.

In March 2017, the FASB issued ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”), which revises the accounting for periodic pension and postretirement expense.  ASU 2017-07 requires net periodic benefit cost, with the exception of service cost, to be presented retrospectively as nonoperating expense.  As permitted by ASU 2017-07, the Corporation used the pension and other postretirement benefit plan disclosures as a practical expedient to estimate amounts for retrospective application.  Service cost will remain a component of earnings from operations and represents the only cost of pension and postretirement expense eligible for capitalization, notably in the Corporation’s inventory standards.  The capitalization of the service cost component is to be applied prospectively, on or after the effective date.  The Corporation early adopted this standard effective January 1, 2017 and, while not material to the overall financial statement, the effects have been retrospectively applied in the accompanying consolidated statement of earnings.  For the year ended December 31, 2016, the Corporation reclassified $2,772,000, $6,399,000 and $774,000 from cost of sales; selling, general and administrative costs; and acquisition-related expenses, net, respectively, to nonoperating expense.  For the year ended December 31, 2015, the Corporation reclassified $5,153,000, $7,480,000 and $2,118,000 from cost

NOTES TO FINANCIAL STATEMENTS (continued)

of sales; selling, general and administrative costs; and acquisition-related expenses, net, respectively to nonoperating expense.  For the year ended December 31, 2014, the Corporation reclassified a credit of $2,736,000 from cost of sales to nonoperating expense and $1,143,000 and $13,652,000 from selling, general and administrative costs; and other operating income and expenses, respectively to nonoperating expense.

The FASB issued an accounting standard update that amends the accounting guidance on revenue recognition.  The new standard intends to provide a more robust framework for addressing revenue issues, improve comparability of revenue recognition practices and improve disclosure requirements.  The new standard is effective January 1, 2018 and can be applied on a full retrospective or modified retrospective approach.  The Corporation has completed its initial assessment of the provisions of the new standard and, at this time, does not expect the impact to be material to its results of operations.

The FASB issued an accounting standard update on accounting for leases.  The new standard requires the lease rights and obligations arising from lease contracts, including existing and new arrangements, to be recognized as assets and liabilities on the balance sheet. The standard also requires additional disclosures by lessees and contains targeted changes to accounting by lessors. The new standard is effective January 1, 2019, with early adoption permitted. The guidance is required to be adopted at the earliest period presented using a modified retrospective approach. The Corporation is currently assessing the impact of the updated standard on the Corporation's financial statements. The Corporation believes the updated standard will have a material effect on its balance sheet but has not quantified the impact at this time.

The FASB issued an accounting standard update on the classification of certain cash receipts and payments in the statement of cash flows intended to reduce diversity in practice. The guidance is effective January 1, 2018. Early adoption is permitted. The guidance is to be applied retrospectively to all periods presented but may be applied prospectively if retrospective application would be impracticable. The Corporation is currently evaluating the effect of the standard on its consolidated statements of cash flows.

Note B: Goodwill and Other Intangible Assets

The following table shows the changes in goodwill by reportable segment and in total.  The information has been reclassified to conform to the presentation of the Corporation’s current reportable segments. For further information on the reorganization, please see Note O.

December 31	Mid- America Group	Southeast Group	West Group	Total
(add 000)	2016
Balance at beginning of period	$281,403	$50,346	$1,736,486	$2,068,235
Acquisitions	—	—	91,174	91,174
Divestitures	—	—	(72)	(72)
Balance at end of period	$281,403	$50,346	$1,827,588	$2,159,337

	2015
Balance at beginning of period	$282,117	$50,346	$1,736,336	$2,068,799
Acquisitions	—	—	8,464	8,464
Adjustments to purchase price allocations	—	—	(3,096)	(3,096)
Divestitures	(714)	—	(5,218)	(5,932)
Balance at end of period	$281,403	$50,346	$1,736,486	$2,068,235

NOTES TO FINANCIAL STATEMENTS (continued)

Intangible assets subject to amortization consist of the following:

December 31	Gross Amount	Accumulated Amortization	Net Balance
(add 000)	2016
Noncompetition agreements	$6,274	$(6,106)	$168
Customer relationships	45,755	(13,636)	32,119
Operating permits	455,095	(19,493)	435,602
Use rights and other	16,946	(9,239)	7,707
Trade names	12,800	(5,681)	7,119
Total	$536,870	$(54,155)	$482,715

	2015
Noncompetition agreements	$6,274	$(6,069)	$205
Customer relationships	35,805	(10,448)	25,357
Operating permits	450,419	(12,294)	438,125
Use rights and other	16,746	(8,030)	8,716
Trade names	12,800	(3,408)	9,392
Total	$522,044	$(40,249)	$481,795

Intangible assets deemed to have an indefinite life and not being amortized consist of the following:

December 31	Building Materials Business	Magnesia Specialties	Total
(add 000)	2016
Operating permits	$6,600	$—	$6,600
Use rights	19,152	—	19,152
Trade names	280	2,565	2,845
Total	$26,032	$2,565	$28,597
	2015
Operating permits	$6,600	$—	$6,600
Use rights	19,312	—	19,312
Trade names	280	2,565	2,845
Total	$26,192	$2,565	$28,757

During 2016, the Corporation acquired $15,134,000 of intangibles, consisting of the following:

(add 000, except year data)	Amount	Weighted-average amortization period
Subject to amortization:
Customer relationships	$9,950	10.3 years
Operating permits	4,984	40.6 years
Other	200	1.5 years
Total	$15,134	20.2 years

NOTES TO FINANCIAL STATEMENTS (continued)

Total amortization expense for intangible assets for the years ended December 31, 2016, 2015 and 2014 was $13,922,000, $13,962,000 and $9,311,000, respectively.

The estimated amortization expense for intangible assets for each of the next five years and thereafter is as follows:

(add 000)
2017	$14,375
2018	13,417
2019	12,107
2020	11,727
2021	11,021
Thereafter	420,068
Total	$482,715

Note C: Business Combinations

In the first quarter 2016, the Corporation acquired the outstanding stock of Rocky Mountain Materials and Asphalt, Inc. and Rocky Mountain Premix, Inc. The acquisition provides more than 500 million tons of mineral reserves and expands the Corporation’s presence along the Front Range of the Rocky Mountains, home to 80% of Colorado’s population. The acquired operations are reported through the West Group. The Corporation has recorded preliminary fair values of the assets acquired and liabilities assumed; however, the transaction purchase consideration is subject to a normal post-closing working capital adjustment. Therefore, the measurement period for accounts receivable and goodwill remains open as of December 31, 2016.

During the third quarter 2016, the Corporation acquired the remaining interest in Ratliff Ready-Mix, L.P. (“Ratliff”), which operates ready mixed concrete plants in central Texas. These operations are reported in the West Group.  Prior to the acquisition, the Corporation owned a 40% interest in Ratliff which was accounted for under the equity method. The Corporation was required to remeasure the existing 40% interest in Ratliff at fair value upon closing of the transaction, resulting in a gain of $5,863,000, which is recorded in other nonoperating income, net. The Corporation recorded preliminary fair values of the assets acquired and liabilities assumed; however, certain amounts are subject to change upon review of the seller’s final tax return. Therefore, the measurement period for deferred income tax accounts and goodwill remains open as of December 31, 2016.

The impact of these acquisitions on the operating results was not considered material; therefore, pro forma financial information is not included.

Note D: Accounts Receivable, Net

December 31

(add 000)	2016	2015
Customer receivables	$456,508	$408,551
Other current receivables	7,668	9,310
	464,176	417,861
Less allowances	(6,266)	(6,940)
Total	$457,910	$410,921

NOTES TO FINANCIAL STATEMENTS (continued)

Of the total accounts receivable, net, balances, $2,578,000 and $3,794,000 at December 31, 2016 and 2015, respectively, were due from unconsolidated affiliates.

Note E: Inventories, Net

December 31

(add 000)	2016	2015
Finished products	$479,291	$433,649
Products in process and raw materials	61,171	55,194
Supplies and expendable parts	116,024	110,882
	656,486	599,725
Less allowances	(134,862)	(130,584)
Total	$521,624	$469,141

Note F: Property, Plant and Equipment, Net

December 31

(add 000)	2016	2015
Land and land improvements	$915,158	$865,700
Mineral reserves and interests	1,114,560	1,001,295
Buildings	151,115	144,076
Machinery and equipment	3,766,975	3,473,826
Construction in progress	167,722	128,301
	6,115,530	5,613,198
Less accumulated depreciation, depletion and amortization	(2,692,135)	(2,457,198)
Total	$3,423,395	$3,156,000

The gross asset value and accumulated amortization for machinery and equipment recorded under capital leases at December 31 were as follows:

(add 000)	2016	2015
Machinery and equipment under capital leases	$23,117	$19,379
Less accumulated amortization	(8,077)	(5,102)
Total	$15,040	$14,277

Depreciation, depletion and amortization expense related to property, plant and equipment was $268,935,000, $246,874,000 and $211,242,000 for the years ended December 31, 2016, 2015 and 2014, respectively. Depreciation, depletion and amortization expense includes amortization of machinery and equipment under capital leases.

Interest cost of $3,543,000, $5,832,000 and $8,033,000 was capitalized during 2016, 2015 and 2014, respectively.

At December 31, 2016 and 2015, $58,332,000 and $58,937,000, respectively, of the Building Materials business’ net property, plant and equipment were located in foreign countries, namely the Bahamas and Canada.

NOTES TO FINANCIAL STATEMENTS (continued)

Note G: Long-Term Debt

December 31 (add 000)	2016	2015
6.6% Senior Notes, due 2018	$299,483	$299,113
7% Debentures, due 2025	124,090	124,002
6.25% Senior Notes, due 2037	227,975	227,917
4.25% Senior Notes, due 2024	395,252	394,690
Floating Rate Notes, due 2017, interest rate of 2.10% and 1.71% at December 31, 2016 and 2015, respectively	299,033	298,868
Term Loan Facility, interest rate of 1.86% at December 31, 2015	-	222,521
Revolving Facility, due 2021, interest rate of 1.86% at December 31, 2016	160,000	-
Trade Receivable Facility, interest rate of 1.34% at December 31, 2016	180,000	-
Other notes	356	1,663
Total	1,686,189	1,568,774
Less current maturities	(180,036)	(18,713)
Long-term debt	$1,506,153	$1,550,061

The Corporation’s 6.6% Senior Notes due 2018, 7% Debentures due 2025, 6.25% Senior Notes due 2037, 4.25% Senior Notes due 2024 and Floating Rate Notes due 2017 (collectively, the “Senior Notes”) are senior unsecured obligations of the Corporation, ranking equal in right of payment with the Corporation’s existing and future unsubordinated indebtedness.  Upon a change-of-control repurchase event and a resulting below-investment-grade credit rating, the Corporation would be required to make an offer to repurchase all outstanding Senior Notes, with the exception of the 7% Debentures due 2025, at a price in cash equal to 101% of the principal amount of the Senior Notes, plus any accrued and unpaid interest to, but not including, the purchase date.

The Senior Notes are carried net of original issue discount, which is being amortized by the effective interest method over the life of the issue.  The Senior Notes are redeemable prior to their respective maturity dates at a make-whole redemption price. The principal amount, effective interest rate and maturity date for the Corporation’s Senior Notes are as follows:

	Principal Amount (add 000)	Effective Interest Rate	Maturity Date
6.6% Senior Notes	$300,000	6.81%	April 15, 2018
7% Debentures	$125,000	7.12%	December 1, 2025
6.25% Senior Notes	$230,000	6.45%	May 1, 2037
4.25% Senior Notes	$400,000	4.25%	July 2, 2024
Floating Rate Notes	$300,000	Three-month LIBOR+1.10%	June 30, 2017

In connection with the issuance of its $300,000,000 Floating Rate Senior Notes due 2017 (the “Floating Rate Notes”) and its $400,000,000 4.25% Senior Notes due 2024 (the “4.25% Senior Notes”), the Corporation entered into an indenture, between the Corporation and Regions Bank, as trustee, and a Registration Rights Agreement, among the Corporation, Deutsche Bank Securities, Inc. and J.P. Morgan Securities, LLC, as representatives of the several initial purchasers named in Schedule I to the purchase agreement.  The Floating Rate Notes bear interest at a rate equal to the three-month London Interbank Offered Rate (“LIBOR”) plus 1.10% and may not be redeemed prior to maturity.  The 4.25%

NOTES TO FINANCIAL STATEMENTS (continued)

Senior Notes may be redeemed in whole or in part prior to their maturity at a make-whole redemption price. During the last 3 months prior to maturity, the 4.25% Senior Notes can be redeemed at par plus accrued and unpaid interest.

On December 5, 2016, the Corporation entered into a new credit agreement with JPMorgan Chase Bank, N.A., as Administrative Agent, Branch Banking and Trust Company (“BB&T”), Deutsche Bank Securities, Inc., SunTrust Bank, and Wells Fargo Bank, N.A., as Co-Syndication Agents, and the lenders party thereto (the “Credit Agreement”), which provides for a $700,000,000 five-year senior unsecured revolving facility (the “Revolving Facility”). Borrowings under the Revolving Facility bear interest, at the Corporation’s option, at rates based upon LIBOR or a base rate, plus, for each rate, a margin determined in accordance with a ratings-based pricing grid.  The Revolving Facility replaced the Corporation’s credit agreement dated as of November 9, 2013 with JPMorgan Chase Bank, N.A., as Administrative Agent, BB&T, Deutsche Bank Securities, Inc., SunTrust Bank, and Wells Fargo Bank, N.A., as Co-Syndication Agents, and the lenders party thereto (the “Former Credit Agreement”). The Former Credit Agreement had provided for a term loan and a revolving facility under which $210,937,500 and $0, respectively, were outstanding prior to entering into the Revolving Facility.  The Revolving Facility is syndicated with the following banks:

Lender (add 000)	Revolving Facility Commitment
JPMorgan Chase Bank, N.A.	$92,800
BB&T	92,800
Deutsche Bank AG New York Branch	92,800
SunTrust Bank	92,800
Wells Fargo Bank, N.A.	92,800
PNC Bank, National Association	62,000
Regions Bank	62,000
The Northern Trust Company	62,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	30,000
Comerica Bank	20,000
Total	$700,000

The Corporation’s Credit Agreement requires the Corporation’s ratio of consolidated net debt-to-consolidated earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”), as defined, for the trailing-twelve months (the “Ratio”) to not exceed 3.50x as of the end of any fiscal quarter, provided that the Corporation may exclude from the Ratio debt incurred in connection with certain acquisitions during the quarter or three preceding quarters so long as the Ratio calculated without such exclusion does not exceed 3.75x.  Additionally, if no amounts are outstanding under both the Revolving Facility and the trade receivable securitization facility (discussed later), consolidated debt, including debt for which the Corporation is a co-borrower (see Note N), may be reduced by the Corporation’s unrestricted cash and cash equivalents in excess of $50,000,000, such reduction not to exceed $200,000,000, for purposes of the covenant calculation.  The Corporation was in compliance with this Ratio at December 31, 2016.

The Revolving Facility expires on December 5, 2021, with any outstanding principal amounts, together with interest accrued thereon, due in full on that date.  Available borrowings under the Revolving Facility are reduced by any outstanding letters of credit issued by the Corporation under the Revolving Facility.  At December 31, 2016 and 2015, the Corporation had $2,507,000 of outstanding letters of credit issued under the Revolving Facility.  The Corporation paid the bank group an upfront loan commitment fee that is being amortized over the life of the Revolving Facility.  The Revolving Facility includes an annual facility fee.

The Corporation, through a wholly-owned special-purpose subsidiary, has a trade receivable securitization facility (the “Trade Receivable Facility”). On September 28, 2016, the Corporation amended the Trade Receivable Facility to increase the borrowing capacity from $250,000,000 to $300,000,000 and extend the maturity to September 27, 2017.

NOTES TO FINANCIAL STATEMENTS (continued)

The Trade Receivable Facility, with SunTrust Bank, Regions Bank, PNC Bank, N.A., The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, and certain other lenders that may become a party to the facility from time to time, is backed by eligible trade receivables, as defined. Borrowings are limited to the lesser of the facility limit or the borrowing base, as defined, of $333,302,000 and $282,258,000 at December 31, 2016 and 2015, respectively. These receivables are originated by the Corporation and then sold or contributed to the wholly-owned special-purpose subsidiary. The Corporation continues to be responsible for the servicing and administration of the receivables purchased by the wholly-owned special-purpose subsidiary. Borrowings under the Trade Receivable Facility bear interest at a rate equal to one-month LIBOR plus 0.725%, subject to change in the event that this rate no longer reflects the lender’s cost of lending. The Trade Receivable Facility contains a cross-default provision to the Corporation’s other debt agreements.

The Corporation’s long-term debt maturities for the five years following December 31, 2016, and thereafter are:

(add 000)
2017	$180,035
2018	299,534
2019	55
2020	60
2021	459,098
Thereafter	747,407
Total	$1,686,189

The Corporation’s $300,000,000 Floating Rate Notes mature June 30, 2017.  The Corporation has classified these obligations as noncurrent long-term debt on the consolidated balance sheets as it has the intent to refinance the notes on a long-term basis.  For the debt maturity schedule, the notes are included in 2021.

The Corporation has a $5,000,000 short-term line of credit.  No amounts were outstanding under this line of credit at December 31, 2016 or 2015.

Accumulated other comprehensive loss includes the unamortized value of terminated forward starting interest rate swap agreements.  For the years ended December 31, 2016, 2015 and 2014, the Corporation recognized $1,367,000, $ 1,280,000 and $1,188,000, respectively, as additional interest expense.  The ongoing amortization of the terminated value of the forward starting interest rate swap agreements will increase annual interest expense by approximately $1,400,000 until the maturity of the 6.6% Senior Notes in 2018.

Note H: Financial Instruments

The Corporation’s financial instruments include temporary cash investments, accounts receivable, notes receivable, bank overdraft, accounts payable, publicly-registered long-term notes, debentures and other long-term debt.

Temporary cash investments are placed primarily in money market funds and money market demand deposit accounts with the following financial institutions: BB&T, Comerica Bank and Regions Bank. The Corporation’s cash equivalents have maturities of less than three months. Due to the short maturity of these investments, they are carried on the consolidated balance sheets at cost, which approximates fair value.

Accounts receivable are due from a large number of customers, primarily in the construction industry, and are dispersed across wide geographic and economic regions. However, accounts receivable are more heavily concentrated in certain states, namely Texas, Colorado, North Carolina, Iowa and Georgia. The estimated fair values of accounts receivable approximate their carrying amounts.

Notes receivable are primarily promissory notes with customers and are not publicly traded. Management estimates that the fair value of notes receivable approximates its carrying amount.

NOTES TO FINANCIAL STATEMENTS (continued)

The bank overdraft represents amounts to be funded to financial institutions for checks that have cleared the bank. The estimated fair value of the bank overdraft approximates its carrying value.

Accounts payable represent amounts owed to suppliers and vendors. The estimated fair value of accounts payable approximates its carrying amount due to the short-term nature of the payables.

The carrying values and fair values of the Corporation’s long-term debt were $1,686,189,000 and $1,752,338,000, respectively, at December 31, 2016 and $1,568,774,000 and $1,625,193,000, respectively, at December 31, 2015. The estimated fair value of the Corporation’s publicly-registered long-term debt was estimated based on Level 2 of the fair value hierarchy using quoted market prices. The estimated fair values of other borrowings, which primarily represent variable-rate debt, approximate their carrying amounts as the interest rates reset periodically.

Note I: Income Taxes

The components of the Corporation’s tax expense (benefit) on income from continuing operations are as follows:

years ended December 31 (add 000)	2016	2015	2014
Federal income taxes:
Current	$97,975	$20,627	$35,313
Deferred	68,899	85,295	46,616
Total federal income taxes	166,874	105,922	81,929
State income taxes:
Current	15,189	18,153	10,307
Deferred	(1,149)	930	3,376
Total state income taxes	14,040	19,083	13,683
Foreign income taxes:
Current	1,064	99	1,262
Deferred	(394)	(241)	(2,027)
Total foreign income taxes	670	(142)	(765)
Total taxes on income	$181,584	$124,863	$94,847
The increase in 2016 federal current tax expense is primarily attributable to an increase in earnings; while, in comparison to 2015, the benefit from the utilization of net operating loss (“NOL”) carryforwards acquired in the 2014 purchase of TXI lowered current tax expense. The utilization of NOL carryforwards primarily attributed to the increase in federal deferred tax expense in 2015, although some benefits were also recognized in 2016 and 2014.  For the years ended December 31, 2016, 2015 and 2014, the benefit related to the utilization of federal NOL carryforwards, reflected in current tax expense, was $11,852,000, $156,554,000 and $16,940,000, respectively.

For the years ended December 31, 2016 and 2014, excess tax benefits attributable to stock-based compensation transactions that were recorded to shareholders’ equity amounted to $6,792,000 and $2,508,000, respectively. For the year ended December 31, 2015, the realized tax benefit for stock-based compensation transactions was $871,000 less than the amounts estimated during the vesting periods, resulting in a decrease in the pool of excess tax credits.

For the year ended December 31, 2016, foreign pretax earnings were $3,865,000. For the years ended December 31, 2015 and 2014, foreign pretax loss was $1,175,000 and $10,557,000, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

The Corporation’s effective income tax rate on continuing operations varied from the statutory United States income tax rate because of the following permanent tax differences:

years ended December 31	2016	2015	2014
Statutory tax rate	35.0%	35.0%	35.0%
(Reduction) increase resulting from:
Effect of statutory depletion	(5.4)	(7.8)	(9.6)
State income taxes, net of federal tax benefit	1.5	3.0	3.6
Domestic production deduction	(2.0)	(0.1)	(0.9)
Transfer pricing	—	—	(0.2)
Goodwill write off	—	0.4	3.9
Foreign tax rate differential	(0.1)	—	1.3
Disallowed compensation	0.2	0.2	3.7
Transaction costs	0.1	—	2.4
Other items	0.6	(0.5)	(1.1)
Effective income tax rate	29.9%	30.2%	38.1%

For income tax purposes, the statutory depletion deduction is calculated as a percentage of sales, subject to certain limitations. Due to these limitations, the impact of changes in the sales volumes and earnings may not proportionately affect the Corporation’s statutory depletion deduction and the corresponding impact on the effective income tax rate on continuing operations.  The growth in non-depletable income has resulted in a reduced impact on the effective income tax rate related to the statutory depletion deduction.

The state tax impact on the effective income tax rate has decreased due to changes in apportionment of taxable income to states with lower tax rates and the reduction in certain states’ statutory tax rates.

The Corporation is entitled to receive a 9% tax deduction related to income from domestic (i.e., United States) production activities. The deduction reduced income tax expense and increased consolidated net earnings by $13,583,000, or $0.21 per diluted share, in 2016; $222,000, or less than $0.01 per diluted share, in 2015;, and $3,239,000, or $0.05 per diluted share, in 2014. The impact on the 2015 and 2014 effective income tax rate was limited by the significant utilization of NOL carryforwards.

In 2015 and 2014, the Corporation wrote off goodwill not deductible for income tax purposes as part of the sale of certain operations.  In addition, the Corporation incurred certain compensation and transaction expenses, primarily in 2014 in connection with the TXI acquisition, that are not deductible for income tax purposes and therefore increased the effective income tax rate.

NOTES TO FINANCIAL STATEMENTS (continued)

The principal components of the Corporation’s deferred tax assets and liabilities are as follows:

December 31	Deferred Assets (Liabilities)
(add 000)	2016	2015
Deferred tax assets related to:
Employee benefits	$61,462	$56,302
Inventories	71,490	75,907
Valuation and other reserves	38,206	42,857
Net operating loss carryforwards	10,507	11,448
Accumulated other comprehensive loss	82,793	67,757
AMT credit carryforward	2,771	48,197
Gross deferred tax assets	267,229	302,468
Valuation allowance on deferred tax assets	(8,521)	(8,967)
Total net deferred tax assets	258,708	293,501
Deferred tax liabilities related to:
Property, plant and equipment	(635,576)	(593,767)
Goodwill and other intangibles	(268,999)	(266,436)
Other items, net	(17,152)	(16,757)
Total deferred tax liabilities	(921,727)	(876,960)
Net deferred tax liability	$(663,019)	$(583,459)

The increase in the net deferred tax liability is primarily a result of deferred taxes recorded in conjunction with stock acquisitions and the utilization of Alternative Minimum Tax (“AMT”) credit carryforwards.

Deferred tax assets for employee benefits result from the temporary differences between the deductions for pension and postretirement obligations, incentive compensation and stock-based compensation transactions. For financial reporting purposes, such amounts are expensed based on authoritative accounting guidance. For income tax purposes, amounts related to pension and postretirement obligations and incentive compensation are deductible as funded. Amounts related to stock-based compensation transactions are deductible for income tax purposes upon vesting or exercise of the underlying award.

The Corporation had domestic federal and state NOL carryforwards of $220,532,000 (federal $0; state $220,532,000) and $273,251,000 (federal $33,863,000; state $239,388,000) at December 31, 2016 and 2015, respectively. These carryforwards have various expiration dates through 2036. At December 31, 2016 and 2015, deferred tax assets associated with these carryforwards were $10,507,000 and $11,448,000, respectively, net of unrecognized tax benefits, for which valuation allowances of $8,303,000 and $8,690,000, respectively, were recorded. The Corporation recorded a $3,714,000 valuation reserve in 2015 for certain domestic NOL carryforwards, which was driven by the sale of the California cement operations.  The Corporation also had domestic tax credit carryforwards of $1,441,000 and $3,179,000 at December 31, 2016 and 2015, respectively, which expire in 2018. At December 31, 2016 and 2015, deferred tax assets associated with these carryforwards were $937,000 and $2,509,000, respectively, net of unrecognized tax benefits, for which valuation allowances of $218,000 and $277,000, respectively, were recorded. At December 31, 2016 the Corporation also had an AMT credit carryforward of $17,192,000, which does not expire. The deferred tax asset associated with this carryforward, net of unrecognized tax benefits, was $2,771,000

Deferred tax liabilities for property, plant and equipment result from accelerated depreciation methods being used for income tax purposes as compared with the straight-line method for financial reporting purposes.

Deferred tax liabilities related to goodwill and other intangibles reflect the cessation of goodwill amortization for financial reporting purposes, while amortization continues for income tax purposes.

NOTES TO FINANCIAL STATEMENTS (continued)

The Corporation provides deferred taxes, as required, on the undistributed net earnings of all non-U.S. subsidiaries for which the indefinite reversal criterion has not been met. The Corporation expects to reinvest permanently the earnings from its wholly-owned Canadian subsidiary and accordingly, has not provided deferred taxes on the subsidiary’s undistributed net earnings. The wholly-owned Canadian subsidiary’s undistributed net earnings are estimated to be $35,392,000 at December 31, 2016. The unrecognized deferred tax liability for temporary differences related to the investment in the wholly-owned Canadian subsidiary is estimated to be $1,872,000 for the year ended December 31, 2016.

The following table summarizes the Corporation’s unrecognized tax benefits, excluding interest and correlative effects:

years ended December 31 (add 000)	2016	2015	2014
Unrecognized tax benefits at beginning of year	$18,727	$21,107	$11,826
Gross increases – tax positions in prior years	2,401	3,079	2,075
Gross decreases – tax positions in prior years	(1,924)	(3,512)	(203)
Gross increases – tax positions in current year	4,650	4,978	3,369
Gross decreases – tax positions in current year	(2,047)	(594)	(51)
Lapse of statute of limitations	—	(6,331)	(1,872)
Unrecognized tax benefits assumed with acquisition	—	—	5,963
Unrecognized tax benefits at end of year	$21,807	$18,727	$21,107

For the year ended December 31, 2014, the unrecognized tax benefits assumed with acquisition represented positions acquired with TXI.

At December 31, 2016, 2015 and 2014, unrecognized tax benefits of $11,603,000, $7,975,000 and $9,362,000, respectively, related to interest accruals and permanent income tax differences, net of federal tax benefits, would have favorably affected the Corporation’s effective income tax rate if recognized.

Unrecognized tax benefits are reversed as a discrete event if an examination of applicable tax returns is not initiated by a federal or state tax authority within the statute of limitations or upon effective settlement with federal or state tax authorities. Management believes its accrual for unrecognized tax benefits is sufficient to cover uncertain tax positions reviewed during audits by taxing authorities. The Corporation anticipates that it is reasonably possible that its unrecognized tax benefits may decrease up to $3,935,000, excluding indirect benefits, during the twelve months ending December 31, 2017 due to the expiration of the statute of limitations for the 2012 and 2013 tax years.

For the years ended December 31, 2015 and 2014, $2,364,000 or $0.04 per diluted share, and $687,000 or $0.01 per diluted share, respectively, were reversed into income upon the statute of limitations expiration for the 2010 and 2011 tax years.

The Corporation’s open tax years subject to federal, state or foreign examinations are 2010 through 2016.

Note J: Retirement Plans, Postretirement and Postemployment Benefits

The Corporation sponsors defined benefit retirement plans that cover substantially all employees. Additionally, the Corporation provides other postretirement benefits for certain employees, including medical benefits for retirees and their spouses and retiree life insurance. The Corporation also provides certain benefits, such as disability benefits, to former or inactive employees after employment but before retirement.

The measurement date for the Corporation’s defined benefit plans, postretirement benefit plans and postemployment benefit plans is December 31.

NOTES TO FINANCIAL STATEMENTS (continued)

Defined Benefit Retirement Plans. Retirement plan assets are invested in listed stocks, bonds, hedge funds, real estate and cash equivalents. Defined retirement benefits for salaried employees are based on each employee’s years of service and average compensation for a specified period of time before retirement. Defined retirement benefits for hourly employees are generally stated amounts for specified periods of service.

The Corporation sponsors a Supplemental Excess Retirement Plan (“SERP”) that generally provides for the payment of retirement benefits in excess of allowable Internal Revenue Code limits. The SERP generally provides for a lump-sum payment of vested benefits. When these benefit payments exceed the sum of the service and interest costs for the SERP during a year, the Corporation recognizes a pro-rata portion of the SERP’s unrecognized actuarial loss as settlement expense.

The net periodic retirement benefit cost of defined benefit plans includes the following components:

years ended December 31 (add 000)	2016	2015	2014
Components of net periodic benefit cost:
Service cost	$22,167	$23,001	$17,125
Interest cost	35,879	33,151	28,935
Expected return on assets	(37,699)	(36,385)	(32,661)
Amortization of:
Prior service cost	350	422	445
Actuarial loss	12,074	17,159	4,045
Transition asset	(1)	(1)	(1)
Settlement charge	124	—	-
Termination benefit charge	764	2,085	13,652
Net periodic benefit cost	$33,658	$39,432	$31,540

The components of net periodic benefit cost other than the service cost component are included in the line item Other nonoperating (income) and expenses, net in the consolidated statements of earnings.

The expected return on assets is based on the fair value of the plan assets.  The termination benefit charge represents the increased benefits payable to former TXI executives as part of their change-in-control agreements.

The Corporation recognized the following amounts in consolidated comprehensive earnings:

 years ended December 31

(add 000)	2016	2015	2014
Actuarial loss	$52,028	$9,916	$105,546
Amortization of:
Prior service cost	(350)	(422)	(445)
Actuarial loss	(12,074)	(17,159)	(4,045)
Transition asset	1	1	1
Special plan termination benefits	(764)	(2,085)	—
Settlement charge	(124)	—	-
Net prior service cost	—	2,338	—
Total	$38,717	$(7,411)	$101,057

NOTES TO FINANCIAL STATEMENTS (continued)

Accumulated other comprehensive loss includes the following amounts that have not yet been recognized in net periodic benefit cost:

December 31	2016		2015
(add 000)	Gross	Net of tax	Gross	Net of tax
Prior service cost	$425	$261	$1,028	$628
Actuarial loss	218,056	133,083	178,770	108,874
Transition asset	(7)	(4)	(8)	(5)
Total	$218,474	$133,340	$179,790	$109,497

The prior service cost, actuarial loss and transition asset expected to be recognized in net periodic benefit cost during 2017 are $311,000 (net of deferred taxes of $120,000), $14,098,000 (net of deferred taxes of $5,438,000) and $1,000, respectively. These amounts are included in accumulated other comprehensive loss at December 31, 2016.

The defined benefit plans’ change in projected benefit obligation is as follows:

years ended December 31

(add 000)	2016	2015
Change in projected benefit obligation:
Net projected benefit obligation at beginning of year	$754,543	$753,975
Service cost	22,167	23,001
Interest cost	35,879	33,151
Actuarial loss (gain)	49,760	(27,119)
Gross benefits paid	(30,500)	(30,803)
Nonrecurring termination benefit	-	2,338
Net projected benefit obligation at end of year	$831,849	$754,543

The Corporation’s change in plan assets, funded status and amounts recognized on the Corporation’s consolidated balance sheets are as follows:

years ended December 31

(add 000)	2016	2015
Change in plan assets:
Fair value of plan assets at beginning of year	$546,512	$524,042
Actual return on plan assets, net	35,432	(651)
Employer contributions	44,763	53,924
Gross benefits paid	(30,500)	(30,803)
Fair value of plan assets at end of year	$596,207	$546,512

December 31

(add 000)	2016	2015
Funded status of the plan at end of year	$(235,642)	$(208,031)
Accrued benefit cost	$(235,642)	$(208,031)

NOTES TO FINANCIAL STATEMENTS (continued)

 December 31

(add 000)	2016	2015
Amounts recognized on consolidated balance sheets consist of:
Current liability	$(6,223)	$(6,048)
Noncurrent liability	(229,419)	(201,983)
Net amount recognized at end of year	$(235,642)	$(208,031)

The accumulated benefit obligation for all defined benefit pension plans was $752,659,000 and $688,017,000 at December 31, 2016 and 2015, respectively.

Benefit obligations and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets are as follows:

December 31

(add 000)	2016	2015
Projected benefit obligation	$831,849	$754,543
Accumulated benefit obligation	$752,659	$688,017
Fair value of plan assets	$596,207	$546,512

Weighted-average assumptions used to determine benefit obligations as of December 31 are:

	2016	2015
Discount rate	4.29%	4.67%
Rate of increase in future compensation levels	4.50%	4.50%

Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31 are:

	2016	2015	2014
Discount rate	4.67%	4.25%	5.17%
Rate of increase in future compensation levels	4.50%	4.50%	5.00%
Expected long-term rate of return on assets	7.00%	7.00%	7.00%

The expected long-term rate of return on assets is based on a building-block approach, whereby the components are weighted based on the allocation of pension plan assets.

For 2016 and 2015, the Corporation estimated the remaining lives of participants in the pension plans using the RP-2014 Base Table.  The Corporation used mortality improvement scale MP-2016 and BB-2D for the years 2016 and 2015, respectively. The change in mortality improvement scale in 2016 did not have a material impact on the projected benefit obligation. The white-collar table was used for salaried participants and the blue-collar table, reflecting the experience of the Corporation’s participants, was used for hourly participants.

NOTES TO FINANCIAL STATEMENTS (continued)

The target allocation for 2016 and the actual pension plan asset allocation by asset class are as follows:

	Percentage of Plan Assets
	2016	December 31
Asset Class	Target Allocation	2016	2015
Equity securities	54%	57%	55%
Debt securities	30%	28%	31%
Hedge funds	8%	7%	7%
Real estate	8%	8%	7%
Total	100%	100%	100%

The Corporation’s investment strategy is for approximately 50% of equity securities to be invested in mid-sized to large capitalization U.S. funds with the remaining to be invested in small capitalization, emerging markets and international funds. Debt securities, or fixed income investments, are invested in funds benchmarked to the Barclays U.S. Aggregate Bond Index.

NOTES TO FINANCIAL STATEMENTS (continued)

The fair values of pension plan assets by asset class and fair value hierarchy level are as follows:

December 31	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
(add 000)	2016
Equity securities:
Mid-sized to large cap	$—	$169,176	$—	$169,176
Small cap, international and emerging growth funds	—	169,678	—	169,678
Debt securities:
Core fixed income	—	168,282	—	168,282
Real estate	—	—	44,890	44,890
Hedge funds	—	—	44,036	44,036
Cash	145	—	—	145
Total	$145	$507,136	$88,926	$596,207

	2015
Equity securities:
Mid-sized to large cap	$—	$156,008	$—	$156,008
Small cap, international and emerging growth funds	—	144,405	—	144,405
Debt securities:
Core fixed income	—	167,545	—	167,545
Real estate	15,479	—	23,242	38,721
Hedge funds	-	—	39,219	39,219
Cash	614	—	—	614
Total	$16,093	$467,958	$62,461	$546,512

Level 3 real estate investments are stated at estimated fair value, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair values of real estate investments generally do not reflect transaction costs which may be incurred upon disposition of the real estate investments and do not necessarily represent the prices at which the real estate investments would be sold or repaid, since market prices of real estate investments can only be determined by negotiation between a willing buyer and seller. An independent valuation consultant is employed to determine the fair value of the real estate investments. The value of hedge funds is based on the values of the sub-fund investments. In determining the fair value of each sub-fund’s investment, the hedge funds’ Board of Trustees uses the values provided by the sub-funds and any other considerations that may, in its judgment, increase or decrease such estimated value.

NOTES TO FINANCIAL STATEMENTS (continued)

The change in the fair value of pension plan assets valued using significant unobservable inputs (Level 3) is as follows:

years ended December 31	Real Estate	Hedge Funds
(add 000)	2016
Balance at beginning of year	$23,242	$39,219
Purchases, sales, settlements, net	18,579	3,100
Actual return on plan assets held at period end	3,069	1,717
Balance at end of year	$44,890	$44,036

	2015
Balance at beginning of year	$20,363	$38,264
Actual return on plan assets held at period end	2,879	955
Balance at end of year	$23,242	$39,219

In 2016 and 2015, the Corporation made combined pension and SERP contributions of $44,763,000 and $53,924,000, respectively. The Corporation currently estimates that it will contribute $32,537,000 to its pension and SERP plans in 2017.

The expected benefit payments to be paid from plan assets for each of the next five years and the five-year period thereafter are as follows:

(add 000)
2017	$36,563
2018	$38,452
2019	$40,792
2020	$42,981
2021	$44,403
Years 2022 - 2026	$250,080

Postretirement Benefits. The net periodic postretirement benefit credit cost for postretirement plans includes the following components:

years ended December 31

(add 000)	2016	2015	2014
Components of net periodic benefit credit:
Service cost	$85	$137	$206
Interest cost	863	928	1,164
Amortization of:
Prior service credit	(1,959)	(2,302)	(3,255)
Actuarial gain	(499)	(309)	(266)
Settlement credit	(9)	-	-
Total net periodic benefit credit	$(1,519)	$(1,546)	$(2,151)

The components of net periodic benefit credit other than the service cost component are included in the line item Other nonoperating (income) and expenses, net in the consolidated statements of earnings.

NOTES TO FINANCIAL STATEMENTS (continued)

The Corporation recognized the following amounts in consolidated comprehensive earnings:

years ended December 31

(add 000)	2016	2015	2014
Actuarial loss (gain)	$686	$(626)	$(3,026)
Net prior service credit	(1,326)	-	-
Settlement credit	9	-	-
Amortization of:
Prior service credit	1,959	2,302	3,255
Actuarial gain	499	309	266
Total	$1,827	$1,985	$495

Accumulated other comprehensive loss includes the following amounts that have not yet been recognized in net periodic benefit credit or cost:

December 31	2016		2015
(add 000)	Gross	Net of tax	Gross	Net of tax
Prior service credit	$(4,153)	$(2,551)	$(4,786)	$(2,924)
Actuarial gain	(3,857)	(2,369)	(5,050)	(3,086)
Total	$(8,010)	$(4,920)	$(9,836)	$(6,010)

The prior service credit and actuarial gain expected to be recognized in net periodic benefit cost during 2017 is $1,741,000 (net of a deferred tax liability of $672,000) and $284,000 (net of a deferred tax liability of $110,000), respectively, and are included in accumulated other comprehensive loss at December 31, 2016.

The postretirement health care plans’ change in benefit obligation is as follows:

years ended December 31

(add 000)	2016	2015
Change in benefit obligation:
Net benefit obligation at beginning of year	$23,408	$25,086
Service cost	85	137
Interest cost	863	928
Participants’ contributions	2,616	1,777
Actuarial loss (gain)	688	(627)
Gross benefits paid	(5,743)	(3,893)
Plan amendments	(1,326)	-
Net benefit obligation at end of year	$20,591	$23,408

NOTES TO FINANCIAL STATEMENTS (continued)

The Corporation’s change in plan assets, funded status and amounts recognized on the Corporation’s consolidated balance sheets are as follows:

years ended December 31

(add 000)	2016	2015
Change in plan assets:
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	3,127	2,116
Participants’ contributions	2,616	1,777
Gross benefits paid	(5,743)	(3,893)
Fair value of plan assets at end of year	$—	$—

December 31

(add 000)	2016	2015
Funded status of the plan at end of year	$(20,591)	$(23,408)
Accrued benefit cost	$(20,591)	$(23,408)

December 31

(add 000)	2016	2015
Amounts recognized on consolidated balance sheets consist of:
Current liability	$(3,070)	$(2,120)
Noncurrent liability	(17,521)	(21,288)
Net amount recognized at end of year	$(20,591)	$(23,408)

Weighted-average assumptions used to determine the postretirement benefit obligations as of December 31 are:

	2016	2015
Discount rate	3.78%	4.25%

Weighted-average assumptions used to determine net postretirement benefit cost for the years ended December 31 are:

	2016	2015	2014
Discount rate	4.25%	3.83%	4.42%

For 2016 and 2015, the Corporation estimated the remaining lives of participants in the postretirement plan using the RP-2014 Base Table.  The Corporation used mortality improvement scale MP-2016 and BB-2D for the years 2016 and 2015, respectively.

Assumed health care cost trend rates at December 31 are:

	2016	2015
Health care cost trend rate assumed for next year	7.0%	7.0%
Rate to which the cost trend rate gradually declines	5.0%	5.0%
Year the rate reaches the ultimate rate	2021	2020

NOTES TO FINANCIAL STATEMENTS (continued)

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percentage Point
(add 000)	Increase	(Decrease)
Total service and interest cost components	$49	$(42)
Postretirement benefit obligation	$1,051	$(911)

The Corporation estimates that it will contribute $3,070,000 to its postretirement health care plans in 2017.

The total expected benefit payments to be paid by the Corporation, net of participant contributions, for each of the next five years and the five-year period thereafter are as follows:

(add 000)
2017	$3,070
2018	$2,120
2019	$2,000
2020	$1,873
2021	$1,781
Years 2022 - 2026	$6,434

Defined Contribution Plans. The Corporation maintains defined contribution plans that cover substantially all employees. These plans, qualified under Section 401(a) of the Internal Revenue Code, are retirement savings and investment plans for the Corporation’s salaried and hourly employees. Under certain provisions of these plans, the Corporation, at established rates, matches employees’ eligible contributions. The Corporation’s matching obligations were $13,235,000 in 2016, $12,444,000 in 2015 and $8,602,000 in 2014.

Postemployment Benefits. The Corporation had accrued postemployment benefits of $1,146,000 and $1,267,000 at December 31, 2016 and 2015, respectively.

Note K: Stock-Based Compensation

The shareholders approved, on May 19, 2016, the Martin Marietta Amended and Restated Stock-Based Award Plan. The Martin Marietta Materials, Inc. Stock-Based Award Plan, as amended from time to time (along with the Amended Omnibus Securities Award Plan, originally approved in 1994, the “Plans”) is still effective for awards made prior to 2017. The Corporation has been authorized by the Board of Directors to repurchase shares of the Corporation’s common stock for issuance under the stock-based award plans (see Note M).

The Corporation grants restricted stock awards under the Plans to a group of executive officers, key personnel and nonemployee Board of Directors. The vesting of certain restricted stock awards is based on certain performance criteria over a specified period of time.  In addition, certain awards are granted to individuals to encourage retention and motivate key employees. These awards generally vest if the employee is continuously employed over a specified period of time and require no payment from the employee.  Awards granted to nonemployee Board of Directors vest immediately.

Additionally, an incentive stock plan has been adopted under the Plans whereby certain participants may elect to use up to 50% of their annual incentive compensation to acquire units representing shares of the Corporation’s common stock at a 20% discount to the market value on the date of the incentive compensation award.  Certain executive officers

NOTES TO FINANCIAL STATEMENTS (continued)

are required to participate in the incentive stock plan at certain minimum levels. Participants earn the right to receive unrestricted shares of common stock in an amount equal to their respective units generally at the end of a 34-month period of additional employment from the date of award or at retirement beginning at age 62.  All rights of ownership of the common stock convey to the participants upon the issuance of their respective shares at the end of the ownership-vesting period, with the exception of dividend equivalents that are paid on the units during the vesting period.

The following table summarizes information for restricted stock awards and incentive compensation awards as of December 31, 2016:

	Restricted Stock - Service Based		Restricted Stock - Performance Based		Incentive Compensation
	Number of Awards	Weighted- Average Grant-Date Fair Value	Number of Awards	Weighted- Average Grant-Date Fair Value	Number of Awards	Weighted- Average Grant-Date Fair Value
January 1, 2016	288,563	$120.92	36,607	$117.76	37,340	$106.45
Awarded	73,550	$128.48	75,421	$124.41	18,570	$124.41
Distributed	(51,849)	$104.82	—	$—	(14,665)	$107.01
Forfeited	(2,947)	$129.59	(711)	$124.41	(696)	$108.28
December 31, 2016	307,317	$125.36	111,317	$122.22	40,549	$114.44

The weighted-average grant-date fair value of service-based restricted stock awards granted during 2016, 2015 and 2014 was $128.48, $154.26 and $126.88, respectively.  The weighted average grant-date fair value of performance-based restricted stock awards granted during 2016, 2015 and 2014 was $124.41, $108.53 and $129.14, respectively. The weighted-average grant-date fair value of incentive compensation awards granted during 2016, 2015 and 2014 was $124.41, $108.53 and $109.17, respectively.

The aggregate intrinsic values for restricted stock awards and incentive compensation awards at December 31, 2016 were $92,740,000 and $5,270,000, respectively, and were based on the closing price of the Corporation’s common stock at December 31, 2016, which was $221.53. The aggregate intrinsic values of restricted stock awards distributed during the years ended December 31, 2016, 2015 and 2014 were $9,738,000, $11,387,000 and $3,555,000, respectively. The aggregate intrinsic values of incentive compensation awards distributed during the years ended December 31, 2016, 2015 and 2014 were $1,941,000, $983,000 and $584,000, respectively. The aggregate intrinsic values for distributed awards were based on the closing prices of the Corporation’s common stock on the dates of distribution.

Under the Plans, prior to 2016, the Corporation granted options to employees to purchase its common stock at a price equal to the closing market value at the date of grant.  Options become exercisable in four annual installments beginning one year after date of grant.  Options granted starting 2013 expire ten years after the grant date while outstanding options granted prior to 2013 expire eight years after the grant date.

In connection with the TXI acquisition, the Corporation issued 821,282 Martin Marietta stock options (“Replacement Options”) to holders of outstanding TXI stock options at the acquisition date.  The Corporation issued 0.7 Replacement Options for each outstanding TXI stock option, and the Replacement Option prices reflected the exchange ratio.  The Replacement Options will expire on the original contractual dates when the TXI stock options were initially issued.  Consistent with the terms of the Corporation’s other outstanding stock options, Replacement Options expire 90 days after employment is terminated.

Prior to 2009, each nonemployee Board of Director member received 3,000 non-qualified stock options annually. These options have an exercise price equal to the market value at the date of grant, vested immediately and expire ten years from the grant date.

NOTES TO FINANCIAL STATEMENTS (continued)

The following table includes summary information for stock options as of December 31, 2016:

	Number of Options	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (years)
Outstanding at January 1, 2016	686,012	$95.43
Exercised	(276,240)	$98.67
Terminated	(2,881)	$89.06
Outstanding at December 31, 2016	406,891	$93.27	3.9

Exercisable at December 31, 2016	324,979	$82.63	3.0

The weighted-average grant-date exercise price of options granted during 2015 and 2014 was $154.58 and $121.00, respectively. The aggregate intrinsic values of options exercised during the years ended December 31, 2016, 2015 and 2014 were $22,571,000, $7,318,000 and $9,709,000, respectively, and were based on the closing prices of the Corporation’s common stock on the dates of exercise. The aggregate intrinsic values for options outstanding and exercisable at December 31, 2016 were $52,189,000 and $45,138,000, respectively, and were based on the closing price of the Corporation’s common stock at December 31, 2016, which was $221.53.

At December 31, 2016, there are approximately 941,000 awards available for grant under the Plans.  In 2016, the Corporation’s shareholders approved the registration of an additional 800,000 shares of common stock under the Plans.  As part of approving the registered shares, the Corporation agreed to not issue any additional awards under the legacy TXI plan.  The awards available for grant under the Plans at December 31, 2016 reflect no awards available under the legacy TXI plan.

In 1996, the Corporation adopted the Shareholder Value Achievement Plan to award shares of the Corporation’s common stock to key senior employees based on certain common stock performance criteria over a long-term period. Under the terms of this plan, 250,000 shares of common stock were reserved for issuance. Through December 31, 2016, 42,025 shares have been issued under this plan. No awards have been granted under this plan after 2000.

The Corporation adopted and the shareholders approved the Common Stock Purchase Plan for Directors in 1996, which provides nonemployee Board of Directors the election to receive all or a portion of their total fees in the form of the Corporation’s common stock. In 2016, members of the Board of Directors were not required to defer any of their fees in the form of the Corporation’s common stock.  Under the terms of this plan, 300,000 shares of common stock were reserved for issuance. Nonemployee Board of Directors elected to defer portions of their fees representing 3,699, 4,035 and 3,804 shares of the Corporation’s common stock under this plan during 2016, 2015 and 2014, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

The following table summarizes stock-based compensation expense for the years ended December 31, 2016, 2015 and 2014, unrecognized compensation cost for nonvested awards at December 31, 2016 and the weighted-average period over which unrecognized compensation cost will be recognized:

(add 000, except year data)	Stock Options	Restricted Stock	Incentive Compensation	Directors’ Awards	Total
Stock-based compensation expense recognized for years ended December 31:
2016	$1,646	$17,747	$442	$646	$20,481
2015	$2,679	$9,809	$376	$725	13,589
2014	$2,020	$6,189	$257	$527	8,993
Unrecognized compensation cost at December 31, 2016:	$1,045	$19,533	$340	$—	$20,918
Weighted-average period over which unrecognized compensation cost will be recognized:	1.6 years	2.1 years	1.5 years	—

For the years ended December 31, 2016, 2015 and 2014, the Corporation recognized a deferred tax asset related to stock-based compensation expense of $7,901,000, $5,286,000 and $3,542,000, respectively.

The following presents expected stock-based compensation expense in future periods for outstanding awards as of December 31, 2016:

(add 000)
2017	$11,492
2018	7,547
2019	1,879
Total	$20,918

Stock-based compensation expense is included in selling, general and administrative expenses in the Corporation’s consolidated statements of earnings.

Note L: Leases

Total lease expense for operating leases was $85,945,000, $80,417,000 and $59,590,000 for the years ended December 31, 2016, 2015 and 2014, respectively. The Corporation’s operating leases generally contain renewal and/or purchase options with varying terms. The Corporation has royalty agreements that generally require royalty payments based on tons produced or total sales dollars and also contain minimum payments. Total royalties, principally for leased properties, were $55,257,000, $53,658,000 and $50,535,000 for the years ended December 31, 2016, 2015 and 2014, respectively. The Corporation also has capital lease obligations for machinery and equipment.

NOTES TO FINANCIAL STATEMENTS (continued)

Future minimum lease and royalty commitments for all noncancelable agreements and capital lease obligations as of December 31, 2016 are as follows:

(add 000)	Capital Leases	Operating Leases & Royalty Commitments
2017	$3,416	$125,316
2018	3,561	68,488
2019	3,241	59,727
2020	2,558	55,080
2021	1,768	51,376
Thereafter	5,216	355,918
Total	19,760	$715,905
Less: imputed interest	(4,155)
Present value of minimum lease payments	15,605
Less: current capital lease obligations	(2,683)
Long-term capital lease obligations	$12,922

 Of the total future minimum commitments, $225,900,000 relates to the Corporation’s contracts of affreightment.

Note M: Shareholders’ Equity

The authorized capital structure of the Corporation includes 100,000,000 shares of common stock, with a par value of $0.01 a share. At December 31, 2016, approximately 2,164,000 common shares were reserved for issuance under stock-based plans.

Pursuant to authority granted by its Board of Directors, the Corporation can repurchase up to 20,000,000 shares of common stock through open-market purchases. The Corporation repurchased 1,587,987 and 3,285,380 shares of common stock during 2016 and 2015, respectively, and did not repurchase any shares of common stock during 2014.  At December 31, 2016, 15,126,633 shares of common stock were remaining under the Corporation’s repurchase authorization.

In addition to common stock, the Corporation’s capital structure includes 10,000,000 shares of preferred stock with a par value of $0.01 a share. On October 21, 2006, the Board of Directors adopted a Rights Agreement (the “Rights Agreement”) and reserved 200,000 shares of Junior Participating Class B Preferred Stock for issuance. In accordance with the Rights Agreement, the Corporation issued a dividend of one right for each share of the Corporation’s common stock outstanding as of October 21, 2006, and one right continues to attach to each share of common stock issued thereafter. The rights will become exercisable if any person or group acquires beneficial ownership of 15% or more of the Corporation’s common stock. Once exercisable and upon a person or group acquiring 15% or more of the Corporation’s common stock, each right (other than rights owned by such person or group) entitles its holder to purchase, for an exercise price of $315 per share, a number of shares of the Corporation’s common stock (or in certain circumstances, cash, property or other securities of the Corporation) having a market value of twice the exercise price, and under certain conditions, common stock of an acquiring company having a market value of twice the exercise price. If any person or group acquires beneficial ownership of 15% or more of the Corporation’s common stock, the Corporation may, at its option, exchange the outstanding rights (other than rights owned by such acquiring person or group) for shares of the Corporation’s common stock or Corporation equity securities deemed to have the same value as one share of common stock or a combination thereof, at an exchange ratio of one share of common stock per right. The Corporation’s Rights Agreement expired on October 21, 2016.

NOTES TO FINANCIAL STATEMENTS (continued)

Note N: Commitments and Contingencies

Legal and Administrative Proceedings. The Corporation is engaged in certain legal and administrative proceedings incidental to its normal business activities. In the opinion of management and counsel, based upon currently-available facts, it is remote that the ultimate outcome of any litigation and other proceedings, including those pertaining to environmental matters (see Note A), relating to the Corporation and its subsidiaries, will have a material adverse effect on the overall results of the Corporation’s operations, its cash flows or its financial position.

Asset Retirement Obligations. The Corporation incurs reclamation and teardown costs as part of its mining and production processes. Estimated future obligations are discounted to their present value and accreted to their projected future obligations via charges to operating expenses. Additionally, the fixed assets recorded concurrently with the liabilities are depreciated over the period until retirement activities are expected to occur. Total accretion and depreciation expenses for 2016, 2015 and 2014 were $8,823,000, $6,767,000 and $4,584,000, respectively, and are included in other operating income and expenses, net, in the consolidated statements of earnings.

The following shows the changes in the asset retirement obligations:

years ended December 31:

(add 000)	2016	2015
Balance at beginning of year	$89,604	$70,422
Accretion expense	4,288	3,336
Liabilities incurred and liabilities assumed in business combinations	6,700	14,735
Liabilities settled	166	(4,490)
Revisions in estimated cash flows	348	5,601
Balance at end of year	$101,106	$89,604

Other Environmental Matters. The Corporation’s operations are subject to and affected by federal, state and local laws and regulations relating to the environment, health and safety and other regulatory matters. Certain of the Corporation’s operations may, from time to time, involve the use of substances that are classified as toxic or hazardous within the meaning of these laws and regulations. Environmental operating permits are, or may be, required for certain of the Corporation’s operations, and such permits are subject to modification, renewal and revocation. The Corporation regularly monitors and reviews its operations, procedures and policies for compliance with these laws and regulations. Despite these compliance efforts, risk of environmental remediation liability is inherent in the operation of the Corporation’s businesses, as it is with other companies engaged in similar businesses. The Corporation has no material provisions for environmental remediation liabilities and does not believe such liabilities will have a material adverse effect on the Corporation in the future.

The United States Environmental Protection Agency (“EPA”) includes the lime industry as a national enforcement priority under the federal Clean Air Act (“CAA”). As part of the industry-wide effort, the EPA issued Notices of Violation/Findings of Violation (“NOVs”) to the Corporation in 2010 and 2011 regarding its compliance with the CAA New Source Review (“NSR”) program at its Magnesia Specialties dolomitic lime manufacturing plant in Woodville, Ohio. The Corporation has been providing information to the EPA in response to these NOVs and has had several meetings with the EPA. The Corporation believes it is in substantial compliance with the NSR program. At this time, the Corporation cannot reasonably estimate what likely penalties or upgrades to equipment might ultimately be required. The Corporation believes any costs related to any required upgrades to capital equipment will be spread over time and will not have a material adverse effect on the Corporation’s results of operations or its financial condition.

Insurance Reserves. The Corporation has insurance coverage with large deductibles for workers’ compensation, automobile liability, marine liability and general liability claims. The Corporation is also self-insured for health claims. At

NOTES TO FINANCIAL STATEMENTS (continued)

December 31, 2016 and 2015, reserves of $42,184,000 and $45,911,000, respectively, were recorded for all such insurance claims. The Corporation carries various risk deductible workers’ compensation policies related to its workers’ compensation liabilities. The Corporation records the workers’ compensation reserves based on an actuarial-determined analysis. This analysis calculates development factors, which are applied to total reserves within the workers’ compensation program. While the Corporation believes the assumptions used to calculate these liabilities are appropriate, significant differences in actual experience and/or significant changes in these assumptions may materially affect workers’ compensation costs.

Letters of Credit. In the normal course of business, the Corporation provides certain third parties with standby letter of credit agreements guaranteeing its payment for certain insurance claims, utilities and property improvements. At December 31, 2016, the Corporation was contingently liable for $45,428,000 in letters of credit, of which $2,507,000 were issued under the Corporation’s Revolving Facility. Certain of these underlying obligations are accrued on the Corporation’s consolidated balance sheets.

Surety Bonds. In the normal course of business, at December 31, 2016, the Corporation was contingently liable for $381,456,000 in surety bonds required by certain states and municipalities and their related agencies. The bonds are principally for certain insurance claims, construction contracts, reclamation obligations and mining permits guaranteeing the Corporation’s own performance. Certain of these underlying obligations, including those for asset retirement requirements and insurance claims, are accrued on the Corporation’s consolidated balance sheets. Five of these bonds total $85,111,000, or 22%, of all outstanding surety bonds. The Corporation has indemnified the underwriting insurance companies, Liberty Mutual and W.R. Berkley, against any exposure under the surety bonds.  In the Corporation’s past experience, no material claims have been made against these financial instruments.

Borrowing Arrangements with Affiliate. The Corporation is a co-borrower with an unconsolidated affiliate for a $25,000,000 revolving line of credit agreement with BB&T, of which $22,600,000 was outstanding as of December 31, 2016.  The line of credit expires in February 2018. The affiliate has agreed to reimburse and indemnify the Corporation for any payments and expenses the Corporation may incur from this agreement. The Corporation holds a lien on the affiliate’s membership interest in a joint venture as collateral for payment under the revolving line of credit.

In 2014, the Corporation loaned the unconsolidated affiliate a total of $6,000,000 as an interest-only note due December 31, 2019.

Purchase Commitments. The Corporation had purchase commitments for property, plant and equipment of $94,074,000 as of December 31, 2016. The Corporation also had other purchase obligations related to energy and service contracts of $106,307,000 as of December 31, 2016. The Corporation’s contractual purchase commitments as of December 31, 2016 are as follows:

(add 000)

2017	$154,804
2018	24,555
2019	16,453
2020	2,979
2021	454
Thereafter	1,136
Total	$200,381

Capital expenditures in 2016, 2015 and 2014 that were purchase commitments as of the prior year end were $62,927,000, $116,681,000 and $34,135,000, respectively.

NOTES TO FINANCIAL STATEMENTS (continued)

Employees. Approximately 11% of the Corporation’s employees are represented by a labor union. All such employees are hourly employees. The Corporation maintains collective bargaining agreements relating to the union employees within the Building Materials business and Magnesia Specialties segment. Of the Magnesia Specialties segment, located in Manistee, Michigan and Woodville, Ohio, 100% of its hourly employees are represented by labor unions. The Manistee collective bargaining agreement expires in August 2019. The Woodville collective bargaining agreement expires in May 2018.

Note O: Business Segments

The Building Materials business is comprised of divisions which represent operating segments. Certain divisions are consolidated as reportable segments for financial reporting purposes as they meet the aggregation criteria. The Building Materials business contains three reportable segments: Mid-America Group, Southeast Group and West Group. The Magnesia Specialties business represents an individual operating and reportable segment. The accounting policies used for segment reporting are the same as those described in Note A.

The Corporation’s evaluation of performance and allocation of resources are based primarily on earnings from operations. Consolidated earnings from operations include net sales less cost of sales, selling, general and administrative expenses, acquisition-related expenses, net, other operating income and expenses, net, and exclude interest expense, other nonoperating income and expenses, net, and taxes on income. Corporate consolidated earnings from operations primarily include depreciation on capitalized interest, expenses for corporate administrative functions, acquisition-related expenses, net, and other nonrecurring and/or non-operational income and expenses excluded from the Corporation’s evaluation of business segment performance and resource allocation. All debt and related interest expense is held at Corporate.

Assets employed by segment include assets directly identified with those operations. Corporate assets consist primarily of cash and cash equivalents; property, plant and equipment for corporate operations; investments and other assets not directly identifiable with a reportable business segment.

In connection with a management change effective January 1, 2017, the cement product line is reported in the West Group.  All segment information has been reclassified to conform to the presentation of the Corporation’s current reportable segments and for the adoption of ASU 2017-07.

The following tables display selected financial data for the Corporation’s reportable business segments.

Selected Financial Data by Business Segment

years ended December 31 (add 000) Total revenues	2016	2015	2014
Mid-America Group	$1,017,098	$926,251	$848,855
Southeast Group	321,078	304,472	274,352
West Group	2,223,515	2,062,968	1,578,042
Total Building Materials Business	3,561,691	3,293,691	2,701,249
Magnesia Specialties	257,058	245,879	256,702
Total	$3,818,749	$3,539,570	$2,957,951

NOTES TO FINANCIAL STATEMENTS (continued)

years ended December 31 (add 000) Net sales	2016	2015	2014
Mid-America Group	$945,123	$851,854	$770,568
Southeast Group	304,451	285,302	254,986
West Group	2,089,192	1,903,452	1,417,435
Total Building Materials Business	3,338,766	3,040,608	2,442,989
Magnesia Specialties	238,001	227,508	236,106
Total	$3,576,767	$3,268,116	$2,679,095

Gross profit (loss)
Mid-America Group	$306,560	$257,002	$215,245
Southeast Group	57,286	34,359	10,286
West Group	466,790	360,667	207,772
Total Building Materials Business	830,636	652,028	433,303
Magnesia Specialties	89,603	79,057	84,352
Corporate	(8,501)	(4,165)	1,969
Total	$911,738	$726,920	$519,624

Selling, general and administrative expenses
Mid-America Group	$52,712	$52,227	$52,274
Southeast Group	17,245	18,353	17,812
West Group	95,631	92,988	63,422
Total Building Materials Business	165,588	163,568	133,508
Magnesia Specialties	9,617	9,408	9,775
Corporate	66,401	37,778	24,819
Total	$241,606	$210,754	$168,102

Earnings (Loss) from operations
Mid-America Group	$258,422	$207,619	$170,513
Southeast Group	41,653	16,712	(5,685)
West Group	379,417	256,042	193,024
Total Building Materials Business	679,492	480,373	357,852
Magnesia Specialties	79,306	69,301	74,564
Corporate	(81,532)	(55,507)	(105,484)
Total	$677,266	$494,167	$326,932

NOTES TO FINANCIAL STATEMENTS (continued)

as of December 31 (add 000) Assets employed	2016	2015	2014
Mid-America Group	$1,406,526	$1,304,574	$1,290,833
Southeast Group	594,967	583,369	604,044
West Group	4,904,018	4,561,432	4,896,199
Total Building Materials Business	6,905,511	6,449,375	6,791,076
Magnesia Specialties	150,969	147,795	150,359
Corporate	244,425	360,441	273,082
Total	$7,300,905	$6,957,611	$7,214,517

years ended December 31 (add 000) Depreciation, depletion and amortization	2016	2015	2014
Mid-America Group	$64,295	$61,693	$63,294
Southeast Group	30,590	31,644	31,955
West Group	164,653	147,619	104,903
Total Building Materials Business	259,538	240,956	200,152
Magnesia Specialties	12,865	13,769	10,394
Corporate	12,850	8,862	12,200
Total	$285,253	$263,587	$222,746

Total property additions
Mid-America Group	$152,014	$77,640	$76,753
Southeast Group	30,588	12,155	23,326
West Group	338,795	244,844	1,728,405
Total Building Materials Business	521,397	334,639	1,828,484
Magnesia Specialties	8,944	8,916	2,588
Corporate	10,430	20,561	15,349
Total	$540,771	$364,116	$1,846,421

Property additions through acquisitions
Mid-America Group	$1,524	$4,385	$—
Southeast Group	—	—	—
West Group	132,112	35,965	1,602,860
Total Building Materials Business	133,636	40,350	1,602,860
Magnesia Specialties	—	—	—
Corporate	—	—	—
Total	$133,636	$40,350	$1,602,860

The Building Materials business includes the aggregates, cement, ready mixed concrete and asphalt and paving product lines. All cement, ready mixed concrete and asphalt and paving product lines reside in the West Group. The following tables, which are reconciled to consolidated amounts, provide total revenues, net sales and gross profit by line of business: Building Materials (further divided by product line) and Magnesia Specialties.  For the year ended December 31, 2016, the Corporation changed the presentation of the elimination of interproduct revenues and sales. Information

NOTES TO FINANCIAL STATEMENTS (continued)

for the years ended December 31, 2015 and 2014 have been conformed to the 2016 presentation.  Interproduct revenues and interproduct sales represent sales from the aggregates product line to the ready mixed concrete and asphalt and paving product lines and sales from the cement product line to the ready mixed concrete product line.

years ended December 31 (add 000) Total revenues	2016	2015	2014
Aggregates	$2,267,574	$2,120,245	$1,880,074
Cement	375,814	475,725	265,114
Ready Mixed Concrete	903,803	657,831	431,383
Asphalt and Paving	345,134	290,966	303,777
Less: Interproduct revenues	(330,634)	(251,076)	(179,099)
Total Building Materials Business	3,561,691	3,293,691	2,701,249
Magnesia Specialties	257,058	245,879	256,702
Total	$3,818,749	$3,539,570	$2,957,951

Net sales
Aggregates	$2,060,876	$1,896,143	$1,644,265
Cement	364,445	455,382	252,911
Ready Mixed Concrete	902,635	656,531	430,673
Asphalt and Paving	341,444	283,628	294,239
Less: Interproduct sales	(330,634)	(251,076)	(179,099)
Total Building Materials Business	3,338,766	3,040,608	2,442,989
Magnesia Specialties	238,001	227,508	236,106
Total	$3,576,767	$3,268,116	$2,679,095

Gross profit (loss)
Aggregates	$558,318	$470,688	$323,081
Cement	120,201	103,813	52,446
Ready Mixed Concrete	99,042	42,110	38,381
Asphalt and Paving	53,075	35,417	19,395
Total Building Materials Business	830,636	652,028	433,303
Magnesia Specialties	89,603	79,057	84,352
Corporate	(8,501)	(4,165)	1,969
Total	$911,738	$726,920	$519,624

Domestic and foreign total revenues are as follows:

years ended December 31 (add 000)	2016	2015	2014
Domestic	$3,761,651	$3,493,462	$2,912,115
Foreign	57,098	46,108	45,836
Total	$3,818,749	$3,539,570	$2,957,951

NOTES TO FINANCIAL STATEMENTS (continued)

Note P: Supplemental Cash Flow Information

The components of the change in other assets and liabilities, net, are as follows:

years ended December 31

(add 000)	2016	2015	2014
Other current and noncurrent assets	$9,171	$(3,631)	$8,066
Accrued salaries, benefits and payroll taxes	16,942	(4,854)	11,845
Accrued insurance and other taxes	(2,688)	4,425	(17,641)
Accrued income taxes	(12,523)	(4,364)	27,680
Accrued pension, postretirement and postemployment benefits	(15,955)	(18,153)	1,150
Other current and noncurrent liabilities	(6,053)	(3,014)	(10,681)
Change in other assets and liabilities, net	$(11,106)	$(29,591)	$20,419

The changes in accrued salaries, benefits and payroll taxes reflect an increase in accrued incentive compensation in 2016, TXI-related severance payments of $9,682,000 in 2015 and TXI-related severance accrual of $11,444,000 in 2014.  The changes in accrued income taxes reflects the utilization of deferred tax assets related to the AMT credit carryforward in 2016 and NOL carryforwards in 2016 and 2015.  Additionally, in 2015, the Corporation received the federal tax refunds attributable to the settlement of the U.S. Advanced Pricing Agreement. The change in accrued pension, postretirement and postemployment benefits in 2015 was attributable to higher pension plan funding, which increased $28,270,000.

Noncash investing and financing activities are as follows:

years ended December 31

(add 000)	2016	2015	2014
Noncash investing and financing activities:
Accrued liabilities for purchases of property, plant and equipment	$38,566	$22,285	$31,172
Acquisition of assets through capital lease	$1,399	$1,445	$7,788
Acquisition of assets through asset exchange	$—	$5,000	$2,091
Seller financing of land purchase	$—	$—	$1,500
Acquisition of TXI net assets assumed through issuances of common stock and options	$—	$—	$2,691,986

Supplemental disclosures of cash flow information are as follows:

years ended December 31

(add 000)	2016	2015	2014
Cash paid for interest	$73,664	$71,011	$81,304
Cash paid for income taxes	$124,342	$46,774	$15,955

Quarterly Performance (Unaudited)

(add 000, except per share and stock prices)

	Total Revenues		Net Sales		Gross Profit		Consolidated Net Earnings		Net Earnings Attributable to Martin Marietta
Quarter	2016	2015	2016	2015	2016	2015	2016[4,5]	2015[2,3]	2016[4,5]	2015[2,3]
First	$788,734	$691,347	$733,960	$631,876	$145,250	$74,795	$45,055	$6,159	$44,994	$6,126
Second	977,298	921,419	915,436	850,249	247,431	203,210	122,113	81,979	122,052	81,938
Third	1,103,901	1,082,249	1,038,344	1,005,218	293,307	263,229	159,478	117,578	159,479	117,544
Fourth	948,816	844,555	889,027	780,773	225,750	185,686	98,798	83,222	98,861	83,184
Totals	$3,818,749	$3,539,570	$3,576,767	$3,268,116	$911,738	$726,920	$425,444	$288,938	$425,386	$288,792

Per Common Share
					Dividends		Stock Prices
	Basic Earnings [1]		Diluted Earnings [1]		Paid		High	Low	High	Low
Quarter	2016[4,5]	2015[2,3]	2016[4,5]	2015[2,3]	2016	2015	2016		2015
First	$0.70	$0.07	$0.69	$0.07	$0.40	$0.40	$160.18	$108.31	$146.21	$104.15
Second	$1.91	$1.23	$1.90	$1.22	0.40	0.40	$193.87	$156.35	$155.98	$134.10
Third	$2.50	$1.75	$2.49	$1.74	0.42	0.40	$206.36	$172.49	$178.67	$141.54
Fourth	$1.56	$1.27	$1.55	$1.26	0.42	0.40	$236.41	$167.06	$166.23	$136.20
Full Year	$6.66	$4.31	$6.63	$4.29	$1.64	$1.60
[1]	The sum of per-share earnings by quarter may not equal earnings per share for the year due to changes in average share calculations. This is in accordance with prescribed reporting requirements.
[2]

Consolidated net earnings, net earnings attributable to Martin Marietta, and basic and diluted earnings per common share in the third quarter of 2015 were decreased $16.9 million, or $0.30 per basic and diluted share, due to the impact from the sale of the California cement operations and related expenses, inclusive of the impact of a valuation allowance for certain net operating loss carry forwards.

[3]

Consolidated net earnings, net earnings attributable to Martin Marietta, and basic and diluted earnings per common share in the fourth quarter of 2015 were increased by $6.7 million, or $0.10 per basic and diluted share, as a result of the gain on the sale of the San Antonio asphalt operations.

[4]

Consolidated net earnings, net earnings attributable to Martin Marietta, and basic and diluted earnings per common share in the fourth quarter of 2016 were reduced by $7.5 million, or $0.12 per basic and diluted share, as a result of increased performance-based compensation expense.

[5]

Consolidated net earnings, net earnings attributable to Martin Marietta, and basic and diluted earnings per common share for the full year 2016 were reduced by $8.8 million, or $0.14 per basic and diluted share, as a result of increased performance-based compensation expense.

At February 15, 2017, there were 982 shareholders of record.

Five Year Selected Financial Data

(add 000, except per share)	2016	2015	2014	2013	2012
Consolidated Operating Results[1]
Net sales	$3,576,767	$3,268,116	$2,679,095	$1,943,218	$1,832,957
Freight and delivery revenues	241,982	271,454	278,856	212,333	198,944
Total revenues	3,818,749	3,539,570	2,957,951	2,155,551	2,031,901
Cost of sales[2]	2,665,029	2,541,196	2,159,471	1,573,196	1,499,921
Freight and delivery costs	241,982	271,454	278,856	212,333	198,944
Total cost of revenues[2]	2,907,011	2,812,650	2,438,327	1,785,529	1,698,865
Gross Profit[2]	911,738	726,920	519,624	370,022	333,036
Selling, general and administrative expenses[2]	241,606	210,754	168,102	145,151	133,161
Acquisition-related expenses, net[2]	909	6,346	29,239	671	35,140
Other operating (income) and expenses, net	(8,043)	15,653	(4,649)	(4,793)	(2,574)
Earnings from Operations[2]	677,266	494,167	326,932	228,993	167,309
Interest expense	81,677	76,287	66,057	53,467	53,339
Other nonoperating (income) and expenses, net[2]	(11,439)	4,079	11,697	11,300	9,840
Earnings from continuing operations before taxes on income	607,028	413,801	249,178	164,226	104,130
Taxes on income	181,584	124,863	94,847	44,045	17,431
Earnings from Continuing Operations	425,444	288,938	154,331	120,181	86,699
Discontinued operations, net of taxes	—	—	(37)	(749)	(1,172)
Consolidated net earnings	425,444	288,938	154,294	119,432	85,527
Less: Net earnings (loss) attributable to noncontrolling interests	58	146	(1,307)	(1,905)	1,053
Net Earnings Attributable to Martin Marietta	$425,386	$288,792	$155,601	$121,337	$84,474
Basic Earnings Attributable to Martin Marietta Per Common Share (see Note A):
Earnings from continuing operations attributable to common shareholders[1]	$6.66	$4.31	$2.73	$2.64	$1.86
Discontinued operations attributable to common shareholders[1]	—	—	—	(0.02)	(0.03)
Basic Earnings Per Common Share	$6.66	$4.31	$2.73	$2.62	$1.83
Diluted Earnings Attributable to Martin Marietta Per Common Share (see Note A):
Earnings from continuing operations attributable to common shareholders[1]	$6.63	$4.29	$2.71	$2.63	$1.86
Discontinued operations attributable to common shareholders[1]	—	—	—	(0.02)	(0.03)
Diluted Earnings Per Common Share	$6.63	$4.29	$2.71	$2.61	$1.83
Cash Dividends Per Common Share	$1.64	$1.60	$1.60	$1.60	$1.60

[1] Amounts for 2013 and 2012 may not equal amounts reported in the Corporation's prior years' Forms 10-K as amounts have been recast to reflect discontinued operations.

[2]Amounts for 2012-2016 may not equal amounts reported in the Corporation's prior years' Forms 10-K as amounts have been reclassified to reflect the adoption of the Accounting Standard Update 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.

Five Year Selected Financial Data

(add 000)	2016	2015	2014	2013	2012
Condensed Consolidated Balance Sheet Data
Total current assets[3]	$1,086,385	$1,081,635	$1,043,646	$680,080	$621,643
Property, plant and equipment, net	3,423,395	3,156,000	3,402,770	1,799,241	1,753,241
Goodwill	2,159,337	2,068,235	2,068,799	616,621	616,204
Other intangibles, net	511,312	510,552	595,205	48,591	50,433
Other noncurrent assets[3]	120,476	141,189	104,097	36,738	37,720
Total Assets	$7,300,905	$6,957,611	$7,214,517	$3,181,271	$3,079,241
Current liabilities – other	$366,552	$347,945	$382,312	$198,146	$167,659
Current maturities of long-term debt[3]	180,036	18,713	13,803	11,938	4,634
Long-term debt[3]	1,506,153	1,550,061	1,566,355	1,015,249	1,039,256
Pension, postretirement and postemployment benefits, noncurrent	248,086	224,538	249,333	78,489	183,122
Deferred income taxes, net	663,019	583,459	489,945	205,178	147,876
Other noncurrent liabilities	194,469	172,718	160,021	97,352	86,395
Shareholders' equity	4,139,978	4,057,284	4,351,166	1,537,877	1,410,545
Noncontrolling interests	2,612	2,893	1,582	37,042	39,754
Total Liabilities and Equity	$7,300,905	$6,957,611	$7,214,517	$3,181,271	$3,079,241

[3]Balance sheets reflect the adoption of Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs.